UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CROWN MEDIA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROWN MEDIA HOLDINGS, INC.

12700 Ventura Boulevard

Studio City, California  91604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 28, 2007

To the Stockholders of Crown Media Holdings, Inc.:

 We will hold the annual meeting of stockholders (the “Annual Meeting”) of Crown Media Holdings, Inc. (“Crown Media Holdings” or the “Company”) at the Sheraton New York Hotel & Towers at 811 Seventh Avenue, New York, New York 10019 on June 28, 2007, at 4:00 p.m., Eastern Daylight Time.

The purpose of the meeting is to:

1.                                      Elect 13 members to the Company’s board of directors (the “Board”);

2.                                       Consider and approve the performance based compensation payable to the Company’s President and Chief Executive Officer and other executive officers; and

3.                                      Consider any other matters that properly come before the meeting and any adjournments.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

Only stockholders of record of Class A Common Stock and Class B Common Stock at the close of business on May 1, 2007 are entitled to receive notice of and to vote at the meeting.  A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting.  The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 12700 Ventura Boulevard, Studio City, California  91604.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting.  If you hold your shares in street name (that is, through a broker or other nominee) you must request a proxy card from your broker in order to vote in person at the meeting.

Please date, sign and mail the enclosed proxy card as soon as possible to ensure that you are represented at the meeting.  We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose.  Alternatively, you may vote by using the toll-free telephone number or the Internet address, as explained on the enclosed proxy card.

By Order of the Board of Directors

/s/ BRIAN E. GARDNER
BRIAN E. GARDNER
Secretary

May 17, 2007

PLEASE VOTE.  YOUR VOTE IS IMPORTANT.

CROWN MEDIA HOLDINGS, INC.

12700 Ventura Boulevard

Studio City, California  91604

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 28, 2007

We anticipate that this Proxy Statement will first be mailed on or about May 17, 2007, to stockholders of the Company by the Board to solicit proxies (the “Proxies”) for use at the Annual Meeting to be held on June 28, 2007 at 4:00 p.m., Eastern Daylight Time (EDT) at the Sheraton New York Hotel & Towers at 811 Seventh Avenue, New York, New York 10019 or at any postponements or adjournments of the Annual Meeting.

SOLICITATION OF PROXIES

This proxy solicitation is being made on behalf of the Board.

Voting by Telephone or Internet

Stockholders of record can simplify their voting and reduce the Company’s cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore, stockholders should follow the voting instructions on the form they receive from their bank or broker.

Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. EDT on June 27, 2007.

Voting by Mail

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the postage paid envelope provided. The shares represented will be voted in accordance with the directions in the proxy card.

Stockholders Entitled to Vote

Stockholders as of the close of business on May 1, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting.  As of the Record Date, 74,117,654 shares of the Company’s Class A common stock, par value $0.01 (the “Class A Common Stock”) and 30,670,422 shares of the Company’s Class B common stock, par value $0.01 (the “Class B Common Stock”) were issued and outstanding. Each share of Class A Common Stock is entitled to one vote.  Each share of Class B Common Stock is entitled to ten votes. You may not cumulate votes.

Revocation of Proxies

Your proxy may be revoked at any time before it is exercised by (i) providing written notice of revocation to the Company Secretary, (ii) timely delivery of a later dated proxy (including an Internet or telephone vote), or (iii) attending the Annual Meeting and voting in person.

Required Vote

 A majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum. Any stockholder that has properly submitted a proxy will be considered part of the quorum. Votes that are withheld, abstentions and broker non-votes will be counted towards a quorum.

The required vote for Proposal 1 is a plurality of the votes cast, with the 13 nominees receiving the highest number of votes cast elected to the Board. A vote withheld from a nominee will be excluded from the vote and will have no effect. Broker non-votes or abstentions will not be counted as a vote either for or against any nominee. A broker non-vote occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions.

If a quorum is present at the Annual Meeting, the required vote for Proposal 2 is the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, voting as a single class.  An abstention will have the same effect as the vote against Proposal 2.  Broker non-votes will not be counted as a vote either for or against Proposal 2 and will not be counted in determining the number of shares entitled to vote on Proposal 2.

Solicitation Costs

The Company hired Mellon Investor Services LLC to assist in the distribution of proxy materials at a cost of approximately $10,000 plus out-of-pocket expenses.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Class A and Class B Common Stock.  In addition to using the mails, the Company’s officers, employees or agents may also solicit proxies in person or by telephone, facsimile or by other means of electronic communication, but they will not be specifically compensated for such services.

Annual Report on Form 10-K

Stockholders may receive a copy of the Company’s 2006 Annual Report on Form 10-K by contacting the Executive Vice President, Legal and Business Affairs, General Counsel of the Company at Crown Media Holdings, Inc., 12700 Ventura Boulevard, Studio City, California 91604.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently has 15 member positions.  As of the date of this Proxy Statement, there are two vacancies on the Board.  Proxy holders will vote for the 13 nominees listed below. All nominees are currently members of our Board, and the nominees’ terms, if elected, will continue until the next annual meeting of stockholders or until their successors are duly elected and qualified.  Each of the nominees has consented to serve on our Board.  If any nominee is unable to serve as a director, the current Board may designate a substitute nominee and the proxies will vote all valid proxy cards for the election of the substitute nominee.  In accordance with our bylaws, no other nominees by stockholders for directors (except any nomination by or at the direction of the Board of Directors) will be proper at the Annual Meeting.  Proxies solicited by the Board will not be voted for more than 13 nominees for the Board of Directors.

Nominations to our Board are governed by our bylaws and our Second Amended and Restated Stockholders Agreement, dated August 30, 2001, as amended (“Stockholders Agreement”), by and among the Company, Hallmark Entertainment Investments Co., a subsidiary of Hallmark Cards, Incorporated (“HEIC”), VISN Management Corp. (“VISN”)and The DIRECTV Group, Inc.  The Stockholders Agreement provides that the Board will consist of not less than 15 directors, with twelve nominated by HEIC, one nominated by VISN and two independent directors (who may not be officers, employees or directors of any of the parties to the Stockholders Agreement or their affiliates) to be nominated by the Board. In addition, pursuant to a separate stockholders agreement which concerns HEIC and to which we are not a party, HEIC granted Liberty Crown, Inc. (“Liberty Crown”) and J.P. Morgan Partners (BHCA), L.P. (“JPMorgan”) each the right to designate one of our directors as part of HEIC’s twelve nominees.  In 2006, after the resignation of Arnold Chavkin, an executive of JPMorgan, from our Board, JPMorgan surrendered its nomination right granted under the Stockholders Agreement.  The right of any party to nominate a director pursuant to the Stockholders Agreement will terminate on the later of when such party (1) ceases to beneficially own in the aggregate at least 5% of the shares of the Company’s common stock then issued and outstanding and (2) ceases to beneficially own at least 75% of the Company’s common stock that the party (or predecessor holder) owned immediately following completion of our initial public offering on May 9, 2000.  See “Certain Relationships and Related Transactions.”

Of the nominees for the Board, Fred M. Dressler, Brian E. Gardner, David E. Hall, Donald J. Hall, Jr., Irvine O. Hockaday, Jr., Anil Jagtiani, A. Drue Jennings, Henry S. Schleiff and Deanne R. Stedem have been nominated by HEIC; Glenn Curtis has been nominated by Liberty Crown; and Wilford V. Bane, Jr. has been nominated by VISN.  In addition, the Board has nominated Peter A. Lund and Herbert Granath as independent directors.  Our Board of Directors has also approved of each of these persons being nominated as directors.

Because HEIC holds Class A Common Stock and all of the Class B Common Stock, representing approximately 94.5% of the voting power of the Company, its vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders.

Board Nominees

Wilford V. Bane, Jr., age 69, has been a director of Crown Media Holdings since May 2000. He was the Associate General Secretary of United Methodist Communications, the communications agency for the United Methodist Church, from October 1990 to February 2001. Mr. Bane also serves on the board of Vision Interfaith Satellite Network, the predecessor of Odyssey Network (which was subsequently acquired by us and renamed the Hallmark Channel). He helped found and launch Vision Interfaith Satellite Network and served as the interim Chief Executive Officer for its first two years.

Glenn Curtis, age 47, has been a director of Crown Media Holdings since January 2005.  He has been Executive Vice President and Chief Financial Officer of Starz LLC since August 2006.  Prior to that, he was Vice President of Liberty Media Corporation (a holding company with interests in electronic retailing, media, communications, and entertainment industries) from 2003 to August 2006.  Prior to that, he was Executive Vice President and Chief Financial Officer of Startz Entertainment Group (a subsidiary of Liberty Media Corporation providing premium movie networks on television) from 1995 to 2002.

Fred M. Dressler, age 65, has been a director of Crown Media Holdings since March 2007.  Mr. Dressler was Executive Vice President of Programming of Time Warner Cable from 2001 until his retirement in 2006.  In addition, Mr. Dressler was Chairman of InDemand, a U.S. pay-per-view network.  Mr. Dressler also served as President and Chief Executive Officer for five years during the construction of Denver’s Mile Hi Cablevision.

Brian E. Gardner, age 54, has been a director and Secretary of Crown Media Holdings since January 2004.  He has been Executive Vice President and General Counsel of Hallmark Cards since January 2004.  From 1996 to 2003, Mr. Gardner was a Managing Partner of Stinson Morrison Hecker, LLP (formerly known as Morrison & Hecker, LLP).

Herbert A. Granath, age 78, has been a director of Crown Media Holdings since December 2004.  He has been a consultant for Telenet since 2000 and a consultant for Accenture since 2006.  He has also been a director of Central European Media since 2001.  Mr. Granath was the Chairman of Disney/ABC International Television from 1995 to 2000.

David E. Hall, age 44, has been a director of Crown Media Holdings since March 2003. He has been the President - Personal Expression Group of Hallmark Cards since January 1, 2005 and a member of the board of directors of Hallmark Cards since 1996.  He was Senior Vice President - Human Resources of Hallmark Cards from June 2002 to January 2005.  Mr. Hall has served in a variety of positions for Hallmark Cards since 1981.  Mr. Hall was Vice President - U.S. Sales and Marketing for Binney & Smith Inc. (a wholly-owned subsidiary of Hallmark Cards) from 1999 to June 2002.

Donald J. Hall, Jr., age 51, has been a director of Crown Media Holdings since May 2000.  Mr. Hall has been the President and Chief Executive Officer of Hallmark Cards since January 2002 and a member of the board of directors of Hallmark Cards since 1996.  Mr. Hall has served in a variety of positions for Hallmark Cards since 1971.  Mr. Hall was the Executive Vice President, Strategy and Development from September 1999 until December 2001.  Prior to that, Mr. Hall was the Vice President, Product Development, of Hallmark Cards from September 1996 until August 1999.  Mr. Hall is a member of the board of directors of Hallmark Entertainment Holdings and Business Men’s Assurance Company of America.

Irvine O. Hockaday, Jr., age 70, has been a director of Crown Media Holdings since May 2000. He is a member of the board of directors of Ford Motor Company, Dow Jones & Company, Inc., Sprint Corporation, Aquila Inc. and Estee Lauder Companies Inc. and the chairman of the audit committees of Estee Lauder Companies Inc. and Ford Motor Co.  Mr. Hockaday is a trustee of the Hall Family Foundations and the Aspen Institute.  He was the President and Chief Executive Officer of Hallmark Cards from January 1986 to December 2001.

Anil Jagtiani, age 46, has been a director of Crown Media Holdings since March 2003. He has been Executive Vice President, Corporate Strategy and Development, for Hallmark Cards since February 2003.  He served as Senior Vice President, Corporate Strategy for Hallmark Cards from January 2001 until February 2003.  From October 1997 until December 2000, he served as the Director of Strategic Planning for Brunswick Corporation.

A. Drue Jennings, age 60, has been a director of Crown Media Holdings since June 2006.  He has been Of Counsel at the law firm of Shughart, Thomson & Kilroy, P.C. since October 2004.  Mr. Jennings was the interim Athletic Director at the University of Kansas from April 2003 until July 2003.  Prior to that, Mr. Jennings was the Chief Executive Officer of Kansas City Power & Light Company from 1988 to 2000 and Chairman of the Board of Kansas City Power & Light Company from 1990 to 2001.

Peter A. Lund, age 66, has been a director of Crown Media Holdings since May 2000. He is the former President and Chief Executive Officer of CBS Inc.  He also serves as a director of The DIRECTV Group, Inc. and Emmis Communications Corporation.

Henry S. Schleiff, 59, has been President and Chief Executive Officer and a director of Crown Media Holdings since October 2006.  Prior to joining Crown Media Holdings, from December 1999 to 2006, Mr. Schleiff served as Chairman and Chief Executive Officer of Court TV Network.  Prior to that, Mr. Schleiff served as Court TV Network’s President and Chief Executive Officer from October 1998 to December 1999.  Prior to joining Court TV Network, Mr. Schleiff was the Executive Vice President for Studios USA from 1996 to 1998.

Deanne R. Stedem, age 44, has been a director of Crown Media Holdings since March 2003. She has been Assistant General Counsel for Hallmark Cards since 1998. She served as Senior Attorney for Hallmark Cards from 1989 until 1998.

Mr. David E. Hall and Mr. Donald J. Hall, Jr. are brothers.  Mr. Hockaday is Mr. David E. Hall’s father-in-law.  There are no other family relationships among the executive officers or directors of the Company.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES

Executive Officers

The following lists our executive officers and information regarding their principal occupations during at least the last five years.

 William J. Abbott, 44, has been Executive Vice President, National Advertising Sales, of Crown Media Holdings since January 2000.  Prior to that, he was Senior Vice President, Advertising Sales, of Fox Family Worldwide from January 1997 to January 2000.

David Kenin, 65, has been Executive Vice President, Programming, Crown Media Holdings, Inc. since January 2007.    Before that he was Executive Vice President, Programming for Crown Media United States, LLC.  Prior to joining Crown Media United States in January 2002, Mr. Kenin headed Kenin Partners, where he represented clients in various media industries, including cable television, business development, international programming, international sports rights and new technology.

Laura Masse, 43, has been Executive Vice President for Crown Media Holdings, Inc. since February 2007.  Prior to that, Ms. Masse was Senior Vice President of Marketing for Crown Media Holdings, Inc. from December 2001 to February 2007.  Prior to joining Crown Media Holdings, Inc., Ms. Masse was Vice President of Marketing for American Movie Classics (AMC) from 1998 to 2001.

For Henry S. Schleiff, please see information above regarding Board nominees.

Charles L. Stanford, 61, has been Executive Vice President, Legal and Business Affairs and General Counsel of Crown Media Holdings since May 2001. Prior to that, he was Senior Vice President, Business Affairs and General Counsel of Crown Media Holdings from October 2000 to May 2001. He also served as Senior Vice President, Legal and Business Affairs of Crown Media International from November 1999 through October 2000.

Brian C. Stewart, 42, has been Executive Vice President, Finance, and Chief Financial Officer of Crown Media Holdings since November 2006.  Prior to that, Mr. Stewart served as Senior Vice President and Chief Financial Officer of Crown Media United States, LLC since November 2002.  Prior to assuming the position of Chief Financial Officer of Crown Media United States, LLC, Mr. Stewart served as Vice President, Finance, for Crown Media Holdings.

PROPOSAL 2

APPROVAL OF CHIEF EXECUTIVE OFFICER’S AND
OTHER EXECUTIVE OFFICERS’
PERFORMANCE-BASED COMPENSATION

General

We have employment agreements with our executive officers and agreements for Restricted Stock Units (“RSUs”) with our executive officers and other employees that contain provisions for performance-based compensation.  The performance-based compensation, together with other compensation, for each executive officer could exceed $1,000,000 in any year.  As a public corporation, we are generally unable under the Internal Revenue Code to deduct compensation over $1,000,000 paid for any fiscal year to our chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year (called in this Proxy Statement “Covered Executives”), except that qualifying performance-based compensation is exempt from the limitation if certain conditions are met.  One of the conditions is stockholder approval of the performance-based compensation provisions.

Summary of Performance-Based Compensation Provisions (“Performance Compensation Provisions”)

On October 3, 2006, the Company and Henry Schleiff entered into an Employment Agreement (the “Schleiff Employment Agreement”) and Restricted Stock Units Agreement (the “Schleiff RSU Agreement”).  The Schleiff Employment Agreement provides for Mr. Schleiff’s service to the Company as its President and Chief Executive Officer through October 2, 2010.  The Schleiff Employment Agreement includes provisions for the payment of bonuses based on our performance and payments in the event of a change in control.  Under the Schleiff RSU Agreement, Mr. Schleiff was granted 200,000 RSUs.  Of such units, 100,000 are deemed to be Performance RSUs.

The Company granted the following number of Performance RSUs to its executive officers:  In 2004, 319,500; in 2005, 414,000; and, in 2006, 843,700 (Performance RSUs granted in 2006 could increase if certain goals are satisfied).  Those current executive officers, who were Covered Executives as of December 31, 2006, are, in addition to Mr. Schleiff, Messrs. Abbott, Kenin, Stanford and Stewart (the “current Covered Executives”).  Other employees who may be Covered Executives in the future have received Performance RSUs with the same terms.  Each of these persons has signed an agreement governing these grants (“Executive RSU Agreements”).

The Company has employment agreements with the current Covered Executives.  We also have an employment agreement with Laura Masse, Executive Vice President, Marketing, who could become a Covered Executive in the future.  Pursuant to such agreements, each current Covered Executive and Ms. Masse are entitled to receive payments that constitute performance bonuses.  These agreements with current Covered Executives and Ms. Masse are referred to as “Executive Employment Agreements.”

The following is a summary of the performance-based compensation provisions in the Executive Employment Agreements and the Executive RSU Agreements.

Schleiff Employment Agreement

Under the Employment Agreement, Mr. Schleiff is entitled to receive a yearly target bonus of up to 100% of his then-current salary, with a potential payout range of 0% to 200%, with a minimum guarantee of 50% for each year of the term, subject to proration for partial years.  Therefore, for 2006, Mr. Schleiff received a pro-rata bonus and, going forward, his bonus will be determined on a calendar year basis.  The bonus will be determined by the Compensation Committee in consultation with Mr. Schleiff.  In determining the bonus amount, the Compensation Committee will consider such factors as improved EBITDA, demographics, operating cash, renewal of the Company’s significant distribution agreements, advertising revenue and other relevant discretionary considerations.

In the event of a change in control of the Company during the first year of employment, Mr. Schleiff will receive a transaction bonus of $6,000,000; provided that he stays with the Company or a successor company for 6 months.  The transaction bonus will be increased by $1,000,000 for each succeeding year Mr. Schleiff remains employed with the Company prior to a change in control through the fourth year of the term, up to a maximum of $9,000,000.  The transaction bonus is payable six months after the date of the change in control.  Mr. Schleiff is also entitled to the transaction bonus if (1) a change in control occurs within 90 days of termination of his employment by the Company without cause, resignation for “good reason” (which includes a material breach of contract by the Company, a reduction of authority or a change in the location of employment), death or disability or (2) a change in control contract is executed prior to such termination and the change in control occurs within 180 days of termination of employment.  “Change in control” means (1) a sale of shares, or a merger or other business combination of the Company so that immediately thereafter, Hallmark Cards, Incorporated and its subsidiaries no longer own directly or indirectly 50% or more of the Company’s stock or (2) a sale of all or substantially all of the assets of the Company to persons other than Hallmark Cards, Incorporated and its subsidiaries.

The Employment Agreement provides that, if Mr. Schleiff’s employment is terminated by the Company without cause, by Mr. Schleiff for good reason or by Mr. Schleiff six months after a change in control, the Company then must pay: (1) his base salary for the balance of the term, paid in a lump sum discounted to the present value; (2) the pro rata portion of the bonus for the calendar year in which the termination occurs; (3) a lump sum payment, discounted to present value, of 50% of the target bonuses for the balance of the Employment Agreement; and (4) if a change in control has occurred, the transaction bonus to the extent described above.  In the event of termination, Mr. Schleiff has no obligation to seek comparable employment and, if Mr. Schleiff accepts employment during the severance period, there will be no offset by the Company against the amounts paid for termination.  If Mr. Schleiff’s employment is terminated because of disability, he will be paid the base salary for six months and, to the extent described above, the transaction bonus.

Performance RSUs – Henry S. Schleiff

Performance RSUs granted to Mr. Schleiff in 2006 will vest upon satisfaction of certain goals of the Company as described below under the heading “Compensation Discussion & Analysis – Elements of Executive Compensation Packages – Awards Granted Under Long Term Incentive Plan.”  The goals concern the renewal of distribution agreements and the level of subscriber revenue.

Performance RSUs of Mr. Schleiff will vest on an accelerated basis upon occurrence of certain events described in “Compensation of Executive Officers and Directors – Potential Payments Upon Termination or Change-In-Control – RSU Agreements – 2006 RSU Agreement.”  If we terminate Mr. Schleiff’s employment without cause or Mr. Schleiff terminates for good reason within 90 days prior to or after a change in control occurs, the Performance RSUs will vest immediately.  Performance RSUs will be settled with either our stock or cash calculated on the basis of the market price.

Performance RSU – Other Covered Executives

Under the Executive RSU Agreements, Performance RSUs of the executive officers granted from 2004 through 2006 will vest upon satisfaction of certain goals of the Company as described below under the heading “Compensation Discussion & Analysis – Elements of Executive Compensation Packages – Awards Granted Under Long Term Incentive Plan.”  These performance goals concern, for Performance RSUs granted in 2004 and 2005, our stock price, and they concern for Performance RSUs granted in 2006 the renewal of distribution agreements and levels of subscriber revenue.  Performance RSUs will also vest on an accelerated basis upon occurrence of certain events described in “Compensation of Executive Officers and Directors – Potential Payments Upon Termination or Change-In-Control – RSU Agreements.”  These vesting events include (a) in the case of 2004 and 2005 Performance RSUs, an involuntary termination without cause within 90 days prior to a change in control which has certain change-in-control prices and (b) in the case of Performance RSUs granted in 2006, an involuntary termination without cause within 90 days prior to or after a change in control.

Other employees who have existing agreements providing for the same Performance RSUs may be in the future Covered Executives.

Performance Bonus – Other Covered Executives

Each of the four other current Covered Executives is entitled to receive payments that constitute performance bonuses pursuant to his or her Executive Employment Agreement.  Our criteria for these performance bonuses (other than for Mr. Kenin) is described under “Compensation Discussion & Analysis – Elements of Executive Compensation Packages – Bonus Determination.”  These criteria are also contained in the Executive Employment Agreements with current Covered Executives.    Mr. Abbott may receive a bonus each year of up to 32% of his base salary, depending on our achievement of certain EBITDA, advertising revenue and ratings goals.  Mr. Kenin’s bonus is based on his performance during any calendar year and is determined in our sole discretion.  Each of Mr. Stanford and Mr. Stewart receives a bonus each year of up to 26% of his base salary, depending on our achievement of certain EBITDA, advertising revenue and ratings goals.  The agreements with the current Covered Executives do not provide for bonuses upon a change in control.

Ms. Masse has an employment agreement with performance bonuses that are substantially the same as Messrs. Stanford and Stewart.

Federal Income Tax and Other Consequences

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements.  However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation.  Accordingly, the Company has expressly reserved the authority to award non-deductible compensation in appropriate circumstances.  Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

The Performance Compensation Provisions have been designed to qualify as performance-based compensation under Section 162(m).  In order to satisfy the requirements of Section 162(m), stockholder approval must be obtained by the Company for Performance Compensation Provisions contained in the Schleiff Employment Agreement and the Schleiff RSU Agreement, as described above.  Additionally, the provisions governing (1) Performance RSUs between the Company and the executive officers and persons who may become Covered Executives in the future and (2) performance bonus payments in the Executive Employment Agreements, require stockholder approval in order to satisfy the requirements of Section 162(m) for performance-based compensation.

If the stockholders do not approve the Performance Compensation Provisions, we will continue to perform under these Performance Compensation Provisions under existing agreements, which have been approved by the Board or the Compensation Committee and signed by us, and we would be unable, beginning with Federal income tax filings in 2007, to deduct compensation payments in excess of $1,000,000 to Mr. Schleiff and other Covered Executives. At this time, our ability to deduct compensation can affect our ability to receive potential cash payments in the future under our tax sharing agreement with Hallmark Cards, Incorporated.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows the compensation plan under which equity securities of the Company are authorized for issuance as of the end of 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities reflected in Column (a))
Equity compensation plans approved by security holders	810,000	$10.24	9,190,000

Recommendation of Board of Directors

In 2006 and in prior years for earlier RSUs, the Board or the Compensation Committee approved the Schleiff Employment Agreement, Schleiff RSU Agreement, Executive RSU Agreements and the existing Executive Employment Agreements, including the Performance Compensation Provisions contained therein.  In approving these agreements, the Board or the Compensation Committee took into account, among other things, Mr. Schleiff’s and the other executive officers’ potential contributions to the Company, their considerable business experience and media industry experience and the desirability of obtaining their long-term future commitment to the Company.  The Company believes that the compensation levels and formulas provided for in the agreements are consistent with the compensation packages of other similarly-sized companies in the entertainment business.  The Board also believes that it is desirable that any performance-based compensation, cash or shares of stock paid to settle Performance RSUs pursuant to the relevant agreements be deductible for income tax purposes.   Therefore, the Board recommends the stockholders to approve the following:

•                     Provisions contained in the Schleiff Employment Agreement pursuant to which performance-based cash bonus could be paid in 2007 and later years;

•                     Provisions contained in the Schleiff RSU Agreement pursuant to which Performance RSUs could be settled in cash or stock in 2007 and later years;

•                     Provisions contained in the Executive RSU Agreements pursuant to which Performance RSUs could be settled in cash or stock in 2007and later years; and

•                     Provisions contained in the Executive Employment Agreements pursuant to which performance-based cash bonuses could be paid in 2007 and later years.

Mr. Schleiff has a financial interest in his Employment Agreement and the RSU Agreement.  The Board approved of these agreements prior to Mr. Schleiff joining the Company, and he did not participate in the Board’s action on the recommendation of the Board of Directors regarding Proposal 2.

FOR ALL OF THE FOREGOING REASONS, THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CHIEF EXECUTIVE OFFICER’S AND OTHER EXECUTIVE OFFICERS’ PERFORMANCE-BASED COMPENSATION PROVISIONS

MEETINGS AND COMMITTEES OF THE BOARD

Structure

Our Board consists of 15 directors, including two vacancies as of the date of this Proxy Statement.  Directors are elected annually.  Our Board has an Audit Committee, a Compensation Committee and a Nominating Committee.  The membership, duties and responsibilities of each of these committees are described below.

Committees

Audit Committee

The Audit Committee held four meetings in 2006.  The members of the Audit Committee are Messrs. Jennings, Chairman, Granath and Lund, each of whom are believed by the Board to be independent directors as defined in Rule 4200(a)(15) of the listing standards for the Nasdaq Global Market (“Nasdaq Listing Standards”).  The Board has determined that each of the members of the Audit Committee is financially literate in accordance with the Nasdaq Listing Standards.  The Board has also determined that Mr. Jennings qualifies as an audit committee financial expert, as defined under Securities and Exchange Commission (the “Commission”) rules.

Under the Audit Committee Charter, the primary authority and responsibilities of the Audit Committee are to:

•      oversee the Company’s financial reporting processes;

•                  provide oversight relating to the Company’s internal control over financial reporting and internal audit process and activities;

•      review and approve related party transactions;

•      prepare the report required by the Commission to be included in the Company’s annual proxy statement;

•                  be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors and ensure compliance with independence requirements for auditors;

•      pre-approve of all audit and non-audit services; and

•                  establish and oversee the Company’s whistleblower policy regarding submission of reports of questionable accounting practices, internal accounting controls or auditing matters and the investigation, disposition and retention of such reports.

Compensation Committee

The Compensation Committee held eight meetings and took action three times by unanimous written consent in 2006.  The members of the Compensation Committee are Messrs. David E. Hall, Chairman, Bane and Jennings and Ms. Stedem.  None of the members of the Compensation Committee are employees of the Company.  See “Compensation Committee Interlocks and Insider Participation”.  The Compensation Committee has the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

•                                          Review and approve employment agreements providing for guaranteed compensation in excess of $500,000 per year;

•                                          review and approve annual bonus awards;

•                                          review and recommend to the Board any material employee compensation plan;

•                                          review and approve any proposed grants of awards under a material employee compensation plan and exercise such other power and authority as may be permitted or required under such plans;

•                                          produce an annual report on executive compensation for inclusion in the Company’s proxy statement;

•                                          review and approve any compensation to members of the Board; and

•                                          perform such other duties as may be delegated to it by the Board from time to time.

The Compensation Committee may delegate its authority to subcommittees.  Notwithstanding the Compensation Committee Charter summarized above, the function of reviewing and approving employment agreements for the Company’s President and Chief Executive Officer was undertaken by the entire board of directors and not delegated to the Compensation Committee.

Nominating Committee

The Nominating Committee did not meet in 2006.  The Nominating Committee does not have a charter.  The members of the Nominating Committee are Messrs. Lund, Chairman, Bane and Gardner, and Mr. Lund is an independent director as defined in Rule 4200(a)(15) of the Nasdaq Listing Standards.  The Nominating Committee’s functions are to consider candidates to serve as members of the Board of Directors and to nominate qualified persons for election at the annual meeting of stockholders.

Subject to the Second Amended and Restated Stockholders Agreement, dated August 20, 2001, the Nominating Committee identifies director candidates primarily by considering recommendations made by directors and management.  The Nominating Committee may also retain third parties to identify and evaluate director candidates.  When evaluating director candidates, the Nominating Committee considers a number of factors, such as the candidate’s background, skills, judgment, diversity and experience with companies of comparable business and size.  The Nominating Committee also considers the candidate’s experience in relation to the experience of other Board members, the candidate’s independence or lack of independence (as determined in accordance with the Nasdaq Listing Standards), and the candidate’s qualifications for committee membership.  The Nominating Committee does not assign any particular weight or priority to any of these factors and considers each director candidate in the context of the current needs of the Board as a whole.

The Nominating Committee will consider nominees recommended by stockholders who follow the procedures set forth in the Company’s bylaws.  For more information, see “Submission of Stockholder Proposals” below.  Director candidates recommended by stockholders are evaluated in the same manner as candidates recommended by a Board member, management or a third party.  Therefore, the Board has not deemed it necessary to adopt a policy regarding consideration of candidates recommended by stockholders.

Board Meetings

In 2006, the Board held twelve meetings, and took action five times by unanimous written consent.  Except for Messrs. Hockaday and Lund, all of our directors attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such director served during 2006.

Compensation Committee Interlocks And Insider Participation

During 2006, none of our executive officers served on the board or compensation committee of another company which had one of its executive officers serve as one of our directors or a member of our Compensation Committee.

Mr. Chavkin, a former member of our Compensation Committee, was the Chief Investment Officer of JP Morgan Partners, LLC which is a 100% owned subsidiary of JP Morgan Chase & Co.  JP Morgan Chase Bank, another wholly-owned subsidiary of JP Morgan Chase & Co., is a lead bank for the bank credit facility of Crown Media Holdings and serves in certain other roles as described in “Certain Relationships and Related Transactions” below.

CORPORATE GOVERNANCE

Director Independence

 Board of Directors

Based on the Nasdaq Listing Standards, the Board has determined that the following directors are independent and have no relationship with the Company, except as directors of the Company: Fred M. Dressler, Herbert A. Granath, A. Drue Jennings and Peter A. Lund.

Also based on the Nasdaq Listing Standards, the Board has determined that the following directors are not independent because they are employees of Hallmark Cards, Incorporated, the Company’s parent company: Brian E. Gardner, David E. Hall, Donald J. Hall, Jr., Anil Jagtiani and Deanne R. Stedem.  Furthermore, the Board has determined that (1) Henry Schleiff is not independent because he is the President and Chief Executive Officer of the Company, (2) Wilford V. Bane, Jr. is not independent because he is a board member of VISN, a company which beneficially owns more than 5% of the Company’s Class A Common Stock, (3) Glenn Curtis is not independent because he is an executive officer of Starz LLC, a subsidiary of Liberty Media

Corporation which beneficially owns more than 5% of the Company’s Class A Common Stock and (4) Irvine O. Hockaday, Jr. is not independent because he has a family member who is employed by Hallmark Cards, Incorporated as an executive officer and also possibly because of his positions in the past with Hallmark Cards, Incorporated.

Audit Committee

Based on the Nasdaq Listing Standards, the Board has determined that all members of the Audit Committee are independent.

Compensation Committee

Based on the Nasdaq Listing Standards, the Board has determined that the following members of the Compensation Committee are not independent for the reasons stated above: Wilford V. Bane, Jr., David Hall and Deanne Stedem.

Nominating Committee

Based on the Nasdaq Listing Standards, the Board has determined that the following members of the Nominating Committee are not independent for the reasons stated above: Wilford V. Bane, Jr. and Brian Gardner.

Controlled-Company Exemption

HEIC holds Class A Common Stock and all of the Class B Common Stock, representing approximately 94.5% of the voting power of the Company.  Therefore, notwithstanding the disclosures made herein under “Corporate Governance – Director Independence”, the Board has determined that the Company is a “controlled company”, as that term is defined under Rule 4350(c)(5) of the Nasdaq Listing Standards.  Consequently, the Company is exempt from independent director requirements of Rule 4350(c) of the Nasdaq Listing Standards, except for the requirements pertaining to the composition of the audit committee and the executive sessions of independent directors, with which the Company has been complying.  In 2006, all independent directors have met without management present after each regularly scheduled Audit Committee meeting, which meeting is held quarterly.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that reflects long-standing positions of the Company and contains additional provisions.  The Code applies to all employees, including the Company’s principal executive officer, principal financial officer and controller, and to directors.  A shareholder can request a free copy of the Code of Business Conduct and Ethics by writing to the Executive Vice President, Legal and Business Affairs and General Counsel of the Company at Crown Media Holdings, Inc., 12700 Ventura Boulevard, Studio City, California 91604.

Communicating with the Board of Directors

Any shareholder who wishes to contact a member of the Board of Directors of the Company may do so by sending an email to “directors@hallmarkchannel.com”.  Alternatively, a shareholder may contact directors by writing to the following address: Board of Directors, c/o Corporate Secretary, Crown Media Holdings, Inc., 12700 Ventura Boulevard, Studio City, California 91604.  Communications received electronically or in writing will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.  For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

As an alternative, any shareholder can contact a member of our Board of Directors through “Crown Media Ethics Compliance Hotline”.  This hotline is administered by “The Network”, a company independent of the Company, and provides a means of anonymously reporting auditing, financial, ethical or other issues which the shareholder may feel need to be brought to the Board’s attention.  Any reports received through The Network will be distributed to the Company’s Audit Committee.  The hotline number is 1-800-536-6751.

While the Company has no policy on directors attending the annual meeting, members of the Board are encouraged to attend the annual meetings of the Company’s stockholders.  All of our directors attended the 2006 Annual Meeting of Stockholders of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of the Compensation Program

The Company’s compensation packages to its executive officers, as determined by the Compensation Committee, are designed to enable the Company to recruit, retain and motivate a talented and diverse group of people who contribute to our success.  The packages are also intended to synchronize executive compensation with the Company’s performance, motivate executive officers to achieve our business objectives and provide strong performance incentives.  The Company’s Chief Executive Officer provides input on determining and recommending compensation packages to executive officers other than for himself.  The Compensation Committee also consults, as provided in his employment agreement, with the Chief Executive Officer in regard to his bonus.  The goal of the Compensation Committee is that the packages are fair, reasonable and competitive with other companies in the cable and television industry similar in size to the Company.

 Key incentive-based components in executive compensation packages are the annual individual performance-based incentive bonus, which is awarded in recognition of individual and Company performance each year, and awards granted under our Amended and Restated 2000 Long Term Incentive Plan (“LTIP”).

Elements of Executive Compensation Packages

Compensation packages awarded to the Company’s executive officers are comprised of base salary, annual cash bonus awards, awards granted under our LTIP and perquisites and other benefits.

Salary Determinations

Salary ranges for the Chief Executive Officer and other executives are based on an individual’s experience and prior performance, as well as the Company’s operating performance and the attainment of planned financial and strategic goals.  In addition, the Compensation Committee reviews compensation levels of similarly situated executives at companies in the cable and television industry similar in size to the Company when determining the target range of salary payable to the executive officers.  In determining their salaries and salaries for other officers, the Compensation Committee subjectively evaluates the experience, performance and attainment of initiatives, and no particular weight is given to any particular factor.  Annual salaries for the Named Executive Officers are subject to the provisions of their respective employment agreements described below under the heading “Compensation of Executive Officers and Directors - Summary of Executive Employment Agreements”.

Bonus Determination

The Company pays annual incentive bonuses in March of each year.  Employment agreements contain maximum and, in some cases, minimum percentages of base salary that are to be paid as annual bonuses.  In addition, the Compensation Committee may, in its sole discretion, approve signing and discretionary bonuses for executive officers.  Annual bonus payments for fiscal 2006 paid to the Named Executive Officers are determined and calculated in accordance with the below formula.  The Compensation Committee has the authority to modify the below formula for subsequent years.

BONUS OPPORTUNITY: Target Incentive will be from 20% to 25% of an executive’s base pay on January 1, 2006.  Total bonus opportunity is 0% to 135% of the Target Incentive.

PLAN MEASURES: The bonus plan will measure performance of January 1 through December 31 of the plan year and will use the following allocation of the Target Incentive for each target:

• EBITDA (calculated using the same formula as is used to calculate EBITDA in the Company’s Operating Plan)	-	50%
• Advertising Revenue (recognized on an as-earned basis)	-	25%
• Demographic Achievement (total daily average household delivery for adults ages 25-54, as determined by Nielsen)	-	25%

PLAN TARGETS: Targets shall be set each year based upon the Company’s Operating Plan.  The targets for 2006 were as follows:

• EBITDA	-	$16.3 million
• Advertising Revenue	-	$173.5 million
• Demographic Achievement	-	130,000 Households

CALCULATIONS:

• The calculation for payment of the EBITDA Target is as follows:

Percentage of EBITDA Target Achieved	Percentage of Allocated Target Incentive Payable
Below 85%	0%
85% or more, but less than 90%	80%
90% or more, but less than 95%	90%
95% or more, but less than 98%	95%
98% or more, but less than 102%	100%
102% or more, but less than 105%	110%
105% or more, but less than 110%	120%
110% or more	135%

•                  The calculation for payment of the Advertising Revenue Target is as follows:

Percentage of Advertising Revenue Target Achieved	Percentage of Allocated Target Incentive Payable
Below 95%	0%
95% or more, but less than 98%	95%
98% or more, but less than 102%	100%
102% or more, but less than 105%	110%
105% or more, but less than 110%	120%
110% or more	135%

•                  The calculation for payment of the Demographic Achievement for 2006 is as follows:

Total Daily Average Households (Women 25-54) Achieved	Percentage of Allocated Target Incentive Payable
Below 122,500	0%
122,500 – 124,999	85%
125,000 – 127,499	90%
127,500 – 129,999	95%
130,000 – 132,499	100%
132,500 – 134,999	105%
135,000 or more	110%

BONUS AMOUNT: Actual incentive payout amount is dependent on the degree to which the Company achieves the objective for each plan measure against performance ranges established for each metric.  The Compensation Committee has the discretion to adjust the total award and the result for each metric up or down by up to 20%.

Awards Granted Under Long Term Incentive Plan

Under our LTIP, the Board and the Compensation Committee have the discretion to grant incentive awards to our executive officers, senior management, employees and directors, including, RSUs and share appreciation rights (“SARs”).  These awards, which are intended as incentives for future performance, combined with the executive’s salary and performance bonus, substantially form a total compensation package.  In determining the awards to executives, the Compensation Committee analyzes awards made to similarly situated executives at companies in the cable and television industry similar in size to the Company and subjectively assesses each executive’s performance.

On April 30, 2003, the Company filed with the Commission a Tender Offer Statement on Schedule TO, which was amended, and made an offer to its eligible employees, including the Named Executive Officers, to exchange all eligible options granted under the LTIP for RSUs to be granted by the Company under the LTIP.  On May 29, 2003, the Company accepted for exchange stock options to purchase 5,126,732 shares of our Class A Common Stock, representing 94.8% of the options that were eligible to be tendered in the offer, and, in exchange, granted RSUs representing an aggregate of 2,050,693 shares of its Class A Common Stock.  Since this exchange, the Company has not awarded any stock options to its employees or directors.  Moreover, each year since 2003, the Company has granted to its executive officers two types of RSUs: Performance RSUs and Employment RSUs (except in 2003, the Company only granted Employment RSUs).  Each RSU represents the right to receive one share of the Company’s Class A Common Stock or, in the discretion of the Compensation Committee, the cash equivalent to the fair market value of one share of the Company’s Class A Common Stock (calculated by taking the average of the stock price for the immediately preceding 14 business days).  If any dividend is paid with respect to a share of Class A Common Stock while the RSUs are held, the Company will pay to each holder at its discretion an amount in cash, Class A Common Stock or other property, in each case having a value equal to the dividend.  Such amounts of dividend shall vest and be paid at the same time as the underlying RSUs are settled.  All RSUs are subject to forfeiture until certain restrictions, including continued employment, have lapsed.

The Compensation Committee determines whether or not RSU grants will be made, grant eligibility, vesting, the size of the grant pool and the grant ranges for each executive level.  Within the parameter established by the Compensation Committee, the Chief Executive Officer then determines the size of the grant pool for each department within the Company.  Each Executive Vice President then makes specific individual grants for each employee within the department which he or she oversees.  Below is a table summarizing certain key terms of the RSUs granted to the Company’s executive officers, except for those RSUs granted to Mr. Schleiff (please see under heading “Compensation of Executive Officers and Directors – Summary of Executive Employment Agreements – Employment Agreements with Henry S. Schleiff – Restricted Stock Units Agreement” for details on Mr. Schleiff’s RSUs):

Year of	Employment RSUs		Performance RSUs
Grant	Percentage	Vesting Dates (1)	Percentage	Vesting Dates	Vesting Criteria
2003	100%	Vest in equal one-third installments on the first, second and third anniversaries of the grant date.	0%	N/A	N/A
2004	70%	Vest in equal one-third installments on the first, second and third anniversaries of the grant date (May 28).	30%	Vest entirely on the third anniversary of the grant date.

The fair market value of one share of the Company’s Class A Common Stock equals or exceeds $14.00 (calculated by taking the average of the stock price for the immediately preceding 14 business days of the vesting date).

2005	50%	Vested in equal one-third installments on the first, second and third anniversaries of the grant date (August 17).	50%	Vest entirely on the third anniversary of the grant date.

The fair market value of one share of the Company’s Class A Common Stock equals or exceeds $14.00 (calculated by taking the average of the stock price for the immediately preceding 14 business days of the vesting date).

2006	35%	Vest entirely on the third anniversary of the grant date (August 18).	65%	See “Vesting Criteria”

•    Performance RSUs are eligible to vest (“Achieved Performance RSUs”) as follows:

•  150%  of Performance RSUs if at least 3 of the major distribution agreements are renewed within 15 months of the grant date and the fourth major distribution agreement is renewed prior to its expiration date or within 120 days thereafter.

•  100% of Performance RSUs if at least three of the major distribution agreements are renewed within 15 months of the grant date and the fourth major distribution agreement is renewed but not prior to its expiration date or within 120 days thereafter.

•  100% of Performance RSUs if all major distribution agreements are renewed on or prior to each agreement’s expiration date.

•  65% of Performance RSUs if all major distribution agreements are renewed within 120 days after expiration.

•  0% of Performance RSUs if all major distribution agreements are not renewed as described above.

•    First Vesting: 65% of the Achieved Performance RSUs will vest and be settled immediately after the amount of the Achieved Performance RSUs has been determined as described above.

•    Second Vesting: The remaining Achieved Performance RSUs will vest on December 31, 2008 in accordance with the following formula:

Percentage of value of the RSUs paid based on subscriber revenue achieved (the “Modifier”)

Less than $47.86 million	65%
$47.86 mil. to $55.17 mil	85%
$55.17 mil. to $61.93 mil	100%
$61.93 mil. or more	135%

(The amount paid in the Second Vesting is net of any amounts paid in the First Vesting.)

•    Compensation Committee has the discretion to increase or decrease the Modifier by 20% and also may extend the deadlines for satisfaction of the vesting conditions in the event that a renewal of the major distribution agreements is delayed for factors beyond the control of the Company.

(1)          Employment RSUs will vest if the employee is employed with the Company on the vesting date.

Perquisites and Other Benefits

All Company executives are also entitled, subject to meeting certain eligibility requirements, to participate in the Company’s benefit programs, including the Company’s 401(k) plan and its medical, dental and other benefits plans.  Certain executive officers are entitled to additional benefits, such as car allowance, reimbursement for financial consulting fees and particular travel conditions as agreed to under their respective employment agreements.

Compensation Consultants

From time to time, the Compensation Committee engages and consults with Towers Perrin, a human resources consulting firm, when developing, analyzing and reviewing compensation packages to be awarded to its executive officers.  Towers Perrin has provided to the Compensation Committee relevant executive compensation data related to companies in the cable and television industry similar in size to the Company, such as base salaries, termination payments and the level or formula for performance-based cash bonuses and other incentive awards.  Additionally, Towers Perrin has assisted the Compensation Committee in structuring various incentive compensation plans.  The Compensation Committee and the Board also seek advice and recommendations from the human resource and compensation departments of its parent company, Hallmark Cards, Incorporated, on executive and director compensation matters.  Such services are rendered by Hallmark Cards, Incorporated pursuant to a services agreement which it has with the Company.

In the past, the board has also engaged Pearl Meyer & Partners, an executive compensation consulting firm, to assist with the Company’s LTIP and to recommend awards to be made to the Company’s employees under such plan.  In 2006, the board of directors engaged Pearl Meyer & Partners to advise the Company’s management and the board on the level of appropriate severance packages to be awarded to its employees as part of the Company’s downsizing in April 2006.

Deferred Compensation Plan

The Company offers a Deferred Compensation Plan to its executive officers.  The Deferred Compensation Plan offers an opportunity for the executive officers to defer payment, on a pre-tax basis, of portions of his or her salary, bonus compensation and such deferred payment will be deposited in an interest-bearing account until distribution.  With respect to the interest rate earned, the Company applies prime plus 1% at first of each month.  RSU compensation may be deposited in an interest-bearing account or in a stock tracking fund at the option of the executive.  Under the terms of the Deferred Compensation Plan, an executive officer may elect to defer the following compensation:

Type of Compensation	Maximum Deferral
Base Salary	50%
Incentive Compensation	100%
RSU Compensation (whether settled in cash or stock)	100%

The amount of total compensation deferred must be at least $5,000.

An executive officer may elect to receive payment of all or part of that Plan year’s deferral amount in a future year that is at least two years beyond the end of that Plan year.  If such scheduled in-service distribution is more than $25,000, the distribution may be made in annual installments over 5 years.  If such distribution is $25,000 or less, it must be taken as a lump sum.  All scheduled in-service withdrawals will be paid in January.  In some circumstances, hardship withdrawals of account balances are allowed without penalty.  Hardship withdrawals are limited to unforeseeable emergencies, such as illness or casualty losses.

The Company suspended the Plan for 2006 and no deferrals of employee compensation earned were allowed in 2006. The Company continued to pay interest on amounts deferred in previous years and paid out these amounts in accordance with the terms of the plan.  The Company reactivated the Plan in 2007.

Chief Executive Officer Compensation

The provisions of our Chief Executive Officer’s employment agreements which have been approved by the Board, determined the salary payable to him during fiscal year 2006.  In approving the compensation levels contained in Mr. Schleiff’s employment agreements, the Board reviewed and considered the expected value to the Company that his leadership would bring.  The Board then set his base salary during the term of his employment agreement in levels that reflected his potential achievements and quality of the Company under his leadership.

Tax Deductibility of Executive Compensation

Please see under heading “Proposal 2 – Federal Income Tax Consequences” for a discussion on this matter.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.  Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

This report is submitted by the members of the Compensation Committee and the members of the Board for the fiscal year 2006.

THE COMPENSATION COMMITTEE:

David E. Hall, Chairman
Wilford V. Bane, Jr.
A. Drue Jennings
Deanne R. Stedem

The preceding information under the caption “Compensation Committee Report” shall be deemed to be “furnished” but not “filed” with the Securities and Exchange Commission.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table summarizes the cash and non-cash compensation for 2006 awarded to or earned by individuals who served as our Chief Executive Officer, Chief Financial Officer and other most highly compensated executive officers serving during and/or at the end of 2006 (each, a “Named Executive Officer, collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Stock Awards($) (2)	Option Awards($) (3)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
William Abbott, Executive Vice President, Advertising Sales	2006	520,139	148,079	-18,293	—	—	36,483	10,000	(5)	696,408
William J. Aliber(10), former Executive Vice President, Finance and Chief Financial Officer	2006	368,744	74,400	-344,447	—	—	129,289	504,750	(6)	732,736
David J. Evans(10), former President and Chief Executive Officer	2006	656,250	656,250	25,643	—	—	—	630,250	(7)	1,968,393
Paul A. FitzPatrick(10), former Executive Vice President and Chief Operating Officer and Acting Chief Executive Officer	2006	682,998	152,862	-255,794	—	—	—	—		580,066
David Kenin, Executive Vice President, Programming	2006	749,580	176,250	15,154	—	—	24,220	11,399	(5)	952,383
Chris R. Moseley(10), former Executive Vice President and Chief Marketing Officer	2006	486,503	59,121	-283,783	—	—	109,831	734,825	(8)	996,666
Henry S. Schleiff, President and Chief Executive Officer	2006	207,692	437,500	98,114	59,115	—	—	8,846	(9)	811,267
Charles L. Stanford, Executive Vice President, Legal and Business Affairs and General Counsel	2006	439,186	102,460	-31,254	—	—	—	—		510,392
Brian C. Stewart, Executive Vice President, Finance and Chief Financial Officer	2006	311,695	66,736	-708	—	—	48,138			377,723

(1)                      Represents performance bonus under the terms of employment agreements with the Company.  See “Compensation Discussion and Analysis -  Elements of Executive Compensation Package – Bonus Determination.”

(2)                      The amounts in this column are calculated based on FAS 123R and equal to financial statement compensation costs for RSUs (granted in 2006 and prior years) as reported in our consolidated statement of income for the 2006 year. Under FAS 123R, compensation cost is based on the fair value of our stock price at the end of each reporting period.  The Company recognizes the compensation cost, net of estimated forfeitures, over the vesting term and includes changes in fair value at each reporting period.

(3)                      Represents compensation expense recognized in accordance with FAS 123R with respect to SARs.  No actual SARs were granted in 2006.

(4)                      Represents interest earned on deferred compensation.

(5)                      Represents car allowance.

(6)                      Represents severance payment of $496,000 and car allowance of $8,750.

(7)                      Represents severance payment.

(8)                      Represents severance payment of $727,650 and car allowance of $7,175.

(9)                      Represents car allowance of $3,846 and reimbursement of financial consulting fee of $5,000.

(10)                Employment with the Company terminated in 2006 upon resignation.

Grants of Plan-Based Awards

The following table provides information on RSUs and SARs granted in 2006 to each of the Company’s Named Executive Officers.

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Stock Awards: Number of Securities	Exercises or Base Price of Option	Fair Value of Stock on
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	Underlying Options (#)	Awards ($/Sh)	Grant Date
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
William Abbott, Executive Vice President, Advertising Sales	—	—	105,984	124,688	160,535	—	—	—	—	—	—	—
2006 RSUs	08/17/06	08/08/06	—	—	—	85,800	85,800	124,196	46,200	—	—	570,429	(4)
William J. Aliber(7), former Executive Vice President of Finance and Chief Financial Officer	—	—	—	—	—	—	—	—	—	—	—	—
David J. Evans(7), former President and Chief Executive Officer	—	—	—	—	—	—	—	—	—	—	—	—
Paul A. FitzPatrick(7), former Executive Vice President and Chief Operating Officer and Acting Chief Executive Officer	—	—	—	—	—	—	—	—	—	—	—	—
David Kenin, Executive Vice President, Programming	—	—	(5)	(5)	(5)	—	—	—	—	—	—	—
2006 RSUs	08/17/06	08/08/06	—	—	—	85,800	85,800	124,196	46,200	—	—	570,429	(4)
Chris R. Moseley(7), former Executive Vice President and Chief Marketing Officer	—	—	—	—	—	—	—	—	—	—	—	—
Henry S. Schleiff, President and Chief Executive Officer	—	—	500,000	1,000,000	2,000,000	—	—	—	—	—	—	—
SARs	10/03/06	—	—	—	—	240,390	240,390	240,390	—	—	—	876,616	(6)
2006 RSUs	10/03/06	—	—	—	—	100,000	100,000	144,750	100,000	—	—	926,858	(4)
Charles L. Stanford, Executive Vice President, Legal & Business Affairs and General Counsel	—	—	74,120	87,200	112,270	—	—	—	—	—	—	—
2006 RSUs	08/17/06	08/08/06	—	—	—	85,800	85,800	124,196	46,200	—	—	570,429	(4)
Brian C. Stewart, Executive Vice President, Finance and Chief Financial Officer	—	—	48,277	56,797	73,126	—	—	—	—	—	—	—
2006 RSUs (First Grant)	08/17/06	08/08/06	—	—	—	39,000	39,000	56,453	21,000	—	—	259,286	(4)
2006 RSUs (Second Grant)	11/08/06	10/30/06	—	—	—	46,800	46,800	67,743	25,200	—	—	287,147	(4)

(1)          Calculated based on bonus formula set forth under heading “Compensation Discussion and Analysis – Elements of Executive Compensation Packages – Bonus Determination.”

(2)          Threshold for Performance RSUs is calculated using the total Performance RSUs granted, adjusted by the probabilities and modifiers, multiplied by the closing market price of the Company’s Class A Common Stock at December 29, 2006 (i.e., $3.63).

(3)          Represents Employment RSUs.

(4)          Represents the full grant date fair value of RSUs under FAS 123R granted in 2006. Fair value is calculated using the closing stock price on the grant date.  Certain probabilities as determined by management are also used in the calculation of the value of the Performance RSUs.  Please see Stock-Based Compensation footnote in Company’s 2006 Annual Report on Form 10-K for further information.

(5)          Following the end of each calendar year during the term, Mr. Kenin may be paid a bonus based on his performance during such calendar year if the Company so determines in its sole discretion.

(6)          Represents initial value of SARs at December 31, 2006, calculated in accordance with FAS 123R. No actual SARs were granted in 2006.

(7)          Employment with the Company terminated in 2006 upon resignation.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of unexercised stock options and unvested RSUs held by the Company’s Named Executive Officers on December 31, 2006.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William Abbott, Executive Vice President, Advertising Sales	—	—	—	—	—	—	—	—	—
2004 RSUs(2)						14,000	50,820	18,000	65,340
2005 RSUs(2)						22,000	79,860	33,000	119,790
2006 RSUs(2)						46,200	167,706	85,800	311,454
William J. Aliber(3), former Executive Vice President, Finance and Chief Financial Officer	—	—	—	—	—	—	—	—	—
David J. Evans(3), former President and Chief Executive Officer	—	—	—	—	—	—	—	—	—
Paul A. FitzPatrick(3), former Executive Vice President and Chief Operating Officer and Acting Chief Executive Officer	—	—	—	—	—	—	—	—	—
David Kenin, Executive Vice President, Programming	200,000	—	—	11.29	01/02/2012	—	—	—	—
2004 RSUs(2)						18,667	67,761	24,000	87,120
2005 RSUs(2)						26,667	96,801	40,000	145,200
2006 RSUs(2)						46,200	167,706	85,800	311,454
Chris R. Moseley(3), former Executive Vice President and Chief Marketing Officer	—	—	—	—	—	—	—	—	—
Henry S. Schleiff, President and Chief Executive Officer	—	—	—	—	—	—	—	—	—
SARs(4)	—	—	240,390	3.63	10/03/2010	—	—	—	—
2006 RSUs(2)						100,000	363,000	100,000	363,000
Charles L. Stanford, Executive Vice President, Legal & Business Affairs and General Counsel	—	—	—	—	—	—	—	—	—
2004 RSUs(2)						11,667	42,351	15,000	54,450
2005 RSUs(2)						20,000	72,600	30,000	108,900
2006 RSUs(2)						46,200	167,706	85,800	311,454
Brian C. Stewart, Executive Vice President, Finance and Chief Financial Officer	—	—	—	—	—	—	—	—	—
2004 RSUs(2)						3,500	12,705	4,500	16,335
2005 RSUs(2)						5,000	18,150	7,500	27,225
2006 RSUs(2)						46,200	167,706	85,800	311,454

(1)          The amounts in this column are calculated using a value of $3.63 per share, which is the closing market price for our common stock on December 29, 2006.

(2)          Vesting dates and percentage breakdown of RSUs between Employment and Performance are set forth above under heading “Compensation Discussion & Analysis – Elements of Executive Compensation Packages – Awards Under Long Term Incentive Plan.”

(3)          Employment with the Company terminated in 2006 upon resignation.

(4)          Represents compensation expense recognized in accordance with FAS 123R with respect to SARs.  No actual SARs were granted in 2006.  Grant and vesting terms are set forth below under heading “Compensation of Executive Officers and Directors – “Summary of Executive Employment Agreements” and “Potential Payments Upon Termination or Change-In-Control.”

Option Exercises and Stock Vested

The following table shows the number of stock options or RSUs issued to the Company’s Named Executive Officers that were exercised or vested in fiscal year 2006.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
William Abbott, Executive Vice President, Advertising Sales	—	—	38,486	154,287
William J. Aliber(4), former Executive Vice President, Finance and Chief Financial Officer	—	—	74,666	301,500
David J. Evans(4), former President and Chief Executive Officer	—	—	512,362	4,594,853
Paul A. FitzPatrick(4), former Executive Vice President and Chief Operating Officer and Acting Chief Executive Officer	—	—	55,333	223,401
David Kenin, Executive Vice President, Programming	—	—	31,999	127,146
Chris R. Moseley(4), former Executive Vice President and Chief Marketing Officer	—	—	42,666	174,354
Henry S. Schleiff, President and Chief Executive Officer	—	—	—	—
Charles L. Stanford, Executive Vice President, Legal and Business Affairs and General Counsel	—	—	41,000	164,829
Brian C. Stewart, Executive Vice President, Finance and Chief Financial Officer	—	—	19,634	79,554

(1)                                  Mr. Kenin is the only Named Executive Officer who owns any stock options.  Mr. Kenin did not exercise any stock options in 2006.

(2)                                  Represents the number of RSUs vested during 2006.

(3)                                  Represents cash amounts paid to settle vested RSUs in 2006.

(4)                                  Employment with the Company terminated in 2006 upon resignation.

Nonqualifed Deferred Compensation

Please see above under the headings “Compensation Discussion and Analysis – Deferred Compensation Plan” for a description of material features of the Company’s Nonqualified Deferred Compensation Plan summarized below.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
William Abbott, Executive Vice President, Advertising Sales	—	—	19,969	—	233,600	(3)
William J. Aliber(2), former Executive Vice President of Finance and Chief Financial Officer	—	—	63,857	—	747,017	(4)
David J. Evans(2), former President and Chief Executive Officer	—	—	—	—	—
Paul A. FitzPatrick(2), former Executive Vice President and Chief Operating Officer and Acting Chief Executive Officer	—	—	—	—	—
David Kenin, Executive Vice President, Programming	—	—	16,609	—	194,291	(5)
Chris R. Moseley(2), former Executive Vice President and Chief Marketing Officer	—	—	64,583	—	755,507	(4)(6)
Henry S. Schleiff, President and Chief Executive Officer	—	—	—	—	—
Charles L. Stanford, Executive Vice President, Legal and Business Affairs and General Counsel	—	—	—	—	—
Brian Stewart, Executive Vice President, Finance and Chief Financial Officer	—	—	27,906	—	326,447

(1)          The Company suspended the Plan for 2006 and no deferrals of employee compensation earned were allowed in 2006; however, interest on amounts deferred in previous years continued to accrue in 2006.

(2)          Employment with the Company terminated in 2006 upon resignation.

(3)          $197,117 represents deferral of cash compensation for a prior year that was previously reported in Summary Compensation Table in our Proxy Statement for the relevant year.

(4)          This amount was distributed in January of 2007 in accordance with the Plan.

(5)          $170,071 represents deferral of cash compensation for a prior year that was previously reported in Summary Compensation Table in our Proxy Statement for the relevant year.

(6)          $645,677 represents deferral of cash compensation for prior years that was previously reported in Summary Compensation Table in our Proxy Statement for the relevant years.

Summary of Executive Employment Agreements

Employment Agreements with William Abbott

EMPLOYMENT AGREEMENT

On August 8, 2006, the Company entered into an employment agreement with William Abbott that provides for his employment as Executive Vice President, National Advertising Sales, which agreement replaced Mr. Abbott’s prior employment agreement and has a term through August 7, 2008.  Under the employment agreement, Mr. Abbott’s base salary is at an annual rate of $523,688 for the term of employment, subject to annual increases at the discretion of the Company.   Mr. Abbott is also entitled to receive a bonus each year of up to 32% of his base salary, conditioned on the Company’s achievement of certain EBITDA, advertising revenue and ratings goals.  (See details pertaining to performance bonus below under heading “Compensation Discussion and Analysis - Elements of Executive Compensation Packages – Bonus Determination.”)

Under the employment agreement, Mr. Abbott may not compete with the Company during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Abbott may not employ any person who is working for the Company as an officer, policymaker or in a high-level creative, development or distribution position at the date of termination of Mr. Abbott’s employment.

RESTRICTED STOCK UNITS AGREEMENT

Under the Restricted Stock Units Agreement dated August 18, 2006, the Company granted 132,000 RSUs to Mr. Abbott.  Please see the “Compensation Discussion and Analysis - Elements of Executive Compensation Packages - Awards Granted Under Long Term Incentive Plan” for details relating to his RSUs.

Employment Agreement with William Aliber

On January 1, 2004, the Company entered into an employment agreement with William Aliber that provided for his employment as Executive Vice President, Finance and Chief Financial Officer.   The term of this agreement commenced on January 1, 2004 and ended on December 31, 2006, but could have been extended by mutual consent.  The agreement provided for an annual salary of $495,500 during each year of the term of employment.  Mr. Aliber was also entitled to receive a bonus at the end of each calendar year of the term of the agreement of up to 20% of his then salary rate, 30% of which bonus was discretionary and 70% of which was subject to the Company reaching certain levels of revenue and EBITDA.  Additional bonus amounts could have been awarded in the discretion of the Company.

Mr. Aliber’s employment agreement contained identical non-compete and non-solicitation provisions to those contained in Mr. Abbott’s employment agreement and which are described above.

Aliber resigned from his position with the Company effective September 30, 2006 (the “Separation Date”).  In connection with Mr. Aliber’s resignation, the Company and Mr. Aliber entered into a separation agreement (the “Separation Agreement”), which included the following material provisions: (1) the continued payment of the regular installments of Mr. Aliber’s salary through the Separation Date, and the continuation of benefits through the Separation Date; (2) payment of the following amounts within 15 days following the Separation Date: (i) $496,000, the equivalent of one year’s salary; (ii) $74,400 representing pro-rata 2006 bonus for the period January 1, 2006 through the Separation Date at an annual target rate of 20% percent of salary and (iii) reimbursement for 2006 vacation days which Mr. Aliber accrued up to the Separation Date but were not used; (3) the RSUs held by Mr. Aliber which vested prior to the Separation Date (13,333 Units) were settled pursuant to the terms of his RSU agreements; any unvested RSUs were terminated as of the Separation Date; (4) the Company agreed to pay the premiums for health care coverage during the period from the Separation Date until Mr. Aliber becomes eligible for health care coverage under another employer’s plan or for one year following the Separation Date, whichever is shorter; and (5) Mr. Aliber continues to be obligated under the provisions of his Employment Agreement regarding no disclosure or use of confidential information and no solicitation of officers or high level employees of the Company for one year after the Separation Date.

Employment Agreement with David J. Evans

On September 18, 2001, the Company entered into an employment agreement with Mr. Evans that provided for his employment as its President and Chief Executive Officer. The agreement was amended twice, on May 28, 2004 and in August, 2005.  The term of this agreement was originally three years, but was extended through September 17, 2006. The agreement provided for an annual base salary of $1,000,000, $1,100,000, $1,250,000, $1,312,500 and $1,312,500, respectively, during each twelve-month period of the term of the agreement, commencing September 18, 2001. Additionally, Mr. Evans was entitled to receive a performance bonus.  For the first four years of the term, the bonus was based on the level at which the Company achieved its revenue and EBITDA plan as adopted by the Board. In the final year of the agreement, the bonus would have been $1,312,500.  If there had been a change of control of the Company during the term of the agreement and Mr. Evans had not been terminated for cause, Mr. Evans would have also received a transaction bonus of $5 million.

The employment agreement provided that if Mr. Evans’ employment was terminated other than for cause, disability, or a change of control, then he was entitled to the amount of the base salary due through the end of the term of the agreement as if there had been no termination and, except for any annual bonus that is due to Mr. Evans under the agreement, we would have no further obligations under the agreement. Mr. Evans could also terminate the agreement on 30 days notice and, if he exercised this termination right, would be entitled to a pro rata portion of his salary and bonus, calculated to the effective date of termination.  In the event of a change in control, Mr. Evans would receive a pro rata portion of his salary and bonus, calculated through the effective date of the change in control.

Mr. Evans’ employment agreement contained identical non-compete and non-solicitation provisions to those contained in Mr. Abbott’s employment agreement and which are described above.

Mr. Evans resigned from his position with the Company effective June 16, 2006 (the “Separation Date”).  The Company and Mr. Evans executed a separation agreement which included the following provisions: (1) The continued payment of the regular installments of Mr. Evans’ salary and bonus through the Separation Date, and the continuation of benefits through the Separation Date; (2) the payment of a lump sum amount of $626,250 within 15 days after the Separation Date, representing the salary which would have been payable to Mr. Evans’ through the expiration of his Employment Agreement on September 17, 2006 and for three months thereafter; and (3) the RSUs granted to Mr. Evans pursuant to his 2005 Restricted Stock Units Agreement were vested and settled in accordance with the terms thereof.  Any unvested RSUs were terminated as of the Separation Date.

Employment Agreement with Paul A. FitzPatrick

On August 8, 2006, the Company entered into an employment agreement with Mr. FitzPatrick, which agreement replaced Mr. FitzPatrick’s prior employment agreement.  The agreement was for a term of two years, expiring on August 8, 2008, and provided for an annual base salary of $650,475, subject to adjustment in the discretion of the Company in September of each year. Mr. FitzPatrick was also entitled to receive a bonus each year of up to 20% of his base salary, conditioned on the Company’s achievement of certain EBITDA, advertising revenue and ratings goals.  In August 2006, Mr. FitzPatrick was also granted 46,200 Employment RSUs and 85,800 Performance RSUs.

Mr. FitzPatrick’s employment agreement contained identical non-compete and non-solicitation provisions to those contained in Mr. Abbott’s employment agreement and which are described above.

On June 17, 2006, Mr. FitzPatrick began serving as the Company’s Acting Chief Executive Officer while the Board conducted its search for a new chief executive officer after the resignation of Mr. Evans.  As compensation for these additional services, Mr. FitzPatrick was paid a lump sum payment equal to 15% of his then-current salary, which amount was paid upon hiring of Henry S. Schleiff.

Mr. FitzPatrick resigned from his position with the Company effective December 31, 2006.  The Company and Mr. FitzPatrick executed a separation agreement which provided for the following terms and conditions: (1) $152,862, representing the performance bonus for calendar year 2006 calculated in accordance with Mr. FitzPatrick’s Employment Agreement; and (2) RSUs granted to Mr. FitzPatrick pursuant to his Restricted Stock Units Agreements were vested and settled in accordance with the terms thereof.  Any unvested RSUs were terminated as of December 31, 2006.

Employment Agreements with David Kenin

EMPLOYMENT AGREEMENT

On December 20, 2001, Crown Media United States, LLC entered into an employment agreement with David Kenin that provides for his employment as Executive Vice President -- Programming.   The agreement has been amended twice, on October 12, 2003 and December 6, 2004.  The term of this agreement was originally three years, commencing on January 2, 2002, but was extended through January 2, 2008.  The initial agreement provides for an annual base salary of $370,000, $425,000 and $475,650, respectively, during each successive year during the term of the agreement.  Under the amendment dated October 12, 2003, Mr. Kenin’s salary increased to an annual rate of $475,000 for the period October 12, 2003 through January 2, 2004 and to $525,000 for the third year of the term (January 3, 2004 through January 2, 2005).  The amendment dated December 6, 2004 provides for an increase of Mr. Kenin’s salary as follows: $715,000 during the fourth year of the term (January 3, 2005 through January 2, 2006); $750,000 during the fifth year of the term (January 3, 2006 through January 2, 2007); and $790,000 during the sixth year of the term (January 3, 2007 through January 2, 2008).  Following the end of each calendar year during the term, Mr. Kenin may be paid a bonus based on his performance during such calendar year if the Company so determines in its sole discretion.  Mr. Kenin was also granted an option to purchase 200,000 shares of the Company’s Class A Common Stock, which he did not exchange for RSUs in 2003.

Mr. Kenin’s employment agreement provides that if Mr. Kenin’s employment is terminated other than for cause, death or disability, then he will be entitled to (1) the remaining base salary for the remaining term of the employment agreement at such time such payments would otherwise be due and (2) benefits that may be required by law, such as those under COBRA.  If Mr. Kenin is employed in any capacity following termination for reasons stated herein (although Mr. Kenin is not obligated to actively seek alternative employment), any amount earned by Mr. Kenin in his subsequent employment during the balance of the term will be offset against any remaining obligation the Company may have under the employment agreement.

Mr. Kenin’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Abbott’s employment agreement and which are described above.

RESTRICTED STOCK UNITS AGREEMENT

Under the Restricted Stock Units Agreement dated August 18, 2006, the Company granted 132,000 RSUs to Mr. Kenin.  Please see the “Compensation Discussion and Analysis - Elements of Executive Compensation Packages - Awards Granted Under Long Term Incentive Plan” for details relating to his RSUs.

Employment Agreement with Chris R. Moseley

On June 20, 2003, the Company entered into an employment agreement with Chris R. Moseley that provided for her employment as Executive Vice President, Worldwide Marketing.  This agreement replaced a prior employment agreement between Ms. Moseley and the Company.  The term of this agreement was three years, commencing on July 16, 2003.  The agreement provided for an annual base salary of $660,000, $693,000 and $727,650, respectively, during each successive year during the term of the agreement.  Ms. Moseley was entitled to receive at the end of each calendar year during the agreement a performance bonus of no less than 15% and no more than 50% of her then annual salary.  This agreement was amended on May 24, 2004.  The amendment changed Ms. Moseley’s title to “Executive Vice President and Chief Marketing Officer” and her job description as a result of such change.

The employment agreement provided that if Ms. Moseley’s employment was terminated other than for cause, death or disability, then she would be entitled, in a lump sum, to the remaining salary payable for the balance of the term of the agreement, discounted at prime rates to present value at the time of payment. In addition, Ms. Moseley was under no obligation to mitigate against any such amounts paid.

Ms. Moseley’s employment agreement contained identical non-compete and non-solicitation provisions to those contained in Mr. Abbott’s employment agreement and which are described above.

In April 2006, Ms. Moseley resigned from her position with the Company.  On April 12, 2006, the Company and Ms. Moseley executed a severance agreement agreeing to the following: (1) a payment of salary for the remainder of the term of her employment agreement and one year’s salary, which amount to $923,556; (2) a payment of $152,052, which amount represents a payment of a pro rata 2006 bonus, unused vacation and/or personal time and the remaining car allowance provided for in her employment agreement; (3) a payment or reimbursement of COBRA coverage through July 15, 2007; (4) a relocation cost of $35,000 if Ms. Moseley relocated from the Los Angeles area prior to October 2006; and (5) settlement in June 2006 of restricted stock units which vested in May 2006.  The non-solicitation provisions of the employment agreement also remained in effect.

Employment Agreements with Henry S. Schleiff

EMPLOYMENT AGREEMENT

On October 3, 2006, the Company entered in an employment agreement with Henry S. Schleiff under which Mr. Schleiff has agreed to serve as the Company’s President and Chief Executive Officer.  The term of the Employment

Agreement is four years, commencing October 3, 2006.  The Employment Agreement provides for an annual base salary of $1,000,000 with a minimum increase of at least 4% per year on the anniversary date of employment.  Additionally, Mr. Schleiff will be eligible to receive an annual performance bonus.  The target annual performance bonus will be 100% of the then-current base salary with a potential payout range of 0% to 200% and a minimum guarantee of 50% for each calendar year of the term.  This performance bonus will be based on achievement of criteria determined by the Company’s Compensation Committee in consultation with Mr. Schleiff and will include such factors as improved EBITDA, demographics, operating cash, renewal progress of contracts with distributors, advertising revenue and appropriate discretionary considerations.

Mr. Schleiff cannot compete with the Company during the term of his employment and, if Mr. Schleiff is terminated for cause or resigns other than for “good reason,” for a period of time ending on the earlier of 12 months from the termination of employment or the fourth anniversary of the Employment Agreement.

RESTRICTED STOCK UNITS AGREEMENT

Under 2006 Restricted Stock Units Agreement dated October 3, 2006, the Company granted 200,000 RSUs to Mr. Schleiff.  The Employment RSUs constitute 50% of the grant and the Performance RSUs 50%.  Employment RSUs will vest entirely on the fourth anniversary of the grant date.  Please see the “Compensation Discussion and Analysis - Elements of Executive Compensation Packages - Awards Granted Under Long Term Incentive Plan” for details relating to his Performance RSUs.

SHARE APPRECIATION RIGHTS AGREEMENT

Under Share Appreciation Rights Agreement dated October 3, 2006, the Company has agreed to grant SARs to Mr. Schleiff upon occurrence of certain events.  The value of each SAR corresponds to the value of one share of Class A common stock and will be settled at the Company’s discretion in Class A common stock or cash.  SARs will be granted during the term of employment the day after the fair market value of the Company’s stock reaches the “threshold price” and stays at the threshold price or higher for 60 consecutive calendar days.  SARs will then be granted each time that the fair market value of the Company’s stock increases another incremental five dollars over the previous price at which an SAR grant was triggered and stays at such price or higher for 60 consecutive calendar days.  Upon the occurrence of each event which triggers an SAR grant, Mr. Schleiff will be granted that number of SARs with a value equal to 0.8% of the Enterprise Growth as of the grant date divided by the triggering Company stock price.  “Enterprise Growth” equals the increase in market capitalization (compared to the market capitalization based on the Start Price or the last price triggering a grant of an SAR), adjusted upward or downward by the amount of debt incurred or paid down since the Start Date or last trigger date, as applicable. “Threshold price” shall mean the average of the fair market value for the 5 business days prior to the date of announcement of Mr. Schleiff’s employment (i.e., October 4, 2006) (“Start Price”) plus five dollars.   The vesting schedules and settlement provisions are described below in “Potential Payments Upon Termination or Change in Control.”

Employment Agreements with Charles L. Stanford

EMPLOYMENT AGREEMENT

On August 8, 2006, the Company entered into a new employment agreement with Charles L. Stanford, for his services as Executive Vice President, Legal and Business Affairs and General Counsel.  This agreement replaced Mr. Stanford’s previous 3-year employment agreement which would have expired on October 24, 2006.  The new agreement is for a term of two years, expiring on August 8, 2008, and provides for an annual base salary of $436,000, subject to adjustment in the discretion of the Company in October of each year.  Mr. Stanford is also entitled to receive a bonus each year of up to 26% of his base salary, conditioned on the Company’s achievement of certain EBITDA, advertising revenue and ratings goals. (See details pertaining to performance bonus below under heading “Compensation Discussion and Analysis - Elements of Executive Compensation Packages – Bonus Determination”.)

Mr. Stanford’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Abbott’s employment agreement and which are described above.

RESTRICTED STOCK UNITS AGREEMENT

Under the Restricted Stock Units Agreement dated August 18, 2006, the Company granted 132,000 RSUs to Mr. Stanford.  Please see the “Compensation Discussion and Analysis - Elements of Executive Compensation Packages - Awards Granted Under Long Term Incentive Plan” for details relating to his RSUs.

Employment Agreements with Brian C. Stewart

EMPLOYMENT AGREEMENT

On July 24, 2006, the Company entered into an employment agreement with Brian C. Stewart, for his services as Senior Vice President, Finance and interim Chief Financial Officer.  The agreement is for a term of two years, expiring on July 23, 2008, and provides for an annual base salary of $340,000, subject to annual adjustment in the discretion of the Company.  Mr. Stewart is also entitled to receive a bonus each year of up to 26% of his base salary, conditioned on the Company’s achievement of certain EBITDA, advertising revenue and ratings goals  (See details pertaining to performance bonus below under heading “Compensation Discussion and Analysis - Elements of Executive Compensation Packages – Bonus Determination”.)  On November 8, 2006, the parties amended Mr. Stewart’s employment agreement.  The amendment provides for his employment as the Company’s Executive Vice President, Finance and Chief Financial Officer and an increase of his annual base salary to $350,000 through the remainder of the term.  Mr. Stewart’s salary may be adjusted in the discretion of the Company on November 8, 2007.

Mr. Stewart’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Abbott’s employment agreement and which are described above.

RESTRICTED STOCK UNITS AGREEMENTS

Under the Restricted Stock Units Agreement dated August 18, 2006, the Company granted 60,000 RSUs to Mr. Stewart.  In connection with Mr. Stewart’s appointment as the Company’s Executive Vice President, Finance and Chief Financial Officer, the Company granted an additional 72,000 RSUs to Mr. Stewart on November 8, 2006 to be consistent with the level of RSUs granted to other Executive Vice Presidents in 2006.  Please see the “Compensation Discussion and Analysis - Elements of Executive Compensation Packages - Awards Granted Under Long Term Incentive Plan” for details relating to his RSUs.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements - General

Except as otherwise described for Mr. Kenin and for Mr. Schleiff in this Proxy Statement, in all of our employment agreements with our Named Executive Officers, if his employment is terminated other than for death, disability or cause prior to the expiration of the employment agreements, the following will be paid by the Company:

•                                          the greater of twelve months base salary or the remaining base salary for the remaining term of the employment agreement, paid in a lump sum and discounted at prime rates to present value at the time of payment;

•                                          pro rata bonus through the termination date;

•                                          any amounts payable under the RSU Agreements;

•                                          unused vacation and/or personal time pay;

•                                          vested ERISA benefits, such as those under the 401(k) plan; and

•                                          benefits that may be required by law, such as those under COBRA.

In the event of termination for the reason stated above, the Named Executive Officer has no obligation to seek comparable employment and, if the executive accepts employment during the severance period, there will be no offset by the Company against the amounts paid for termination.  Additionally, the non-competition provision in the employment agreements will not apply from the termination date.

If a Named Executive Officer’s employment is terminated as a result of death, disability or for cause, the following will be paid by the Company:

•                                          the executive’s salary through the later of the expiration date of the 5 business after the event which triggered the termination or the end of the month in which the triggering event occurred;

•                                          any amounts payable under the RSU Agreements;

•                                          unused vacation and/or personal time pay;

•                                          vested ERISA benefits, such as those under the 401(k) plan; and

•                                          benefits that may be required by law, such as those under COBRA.

Employment Agreement – Henry S. Schleiff

For a summary of termination provisions in Mr. Schleiff’s Employment Agreement, please see above under the heading “Proposal 2 - Summary of Performance-Based Compensation Provisions - Schleiff Employment Agreement.”

RSU Agreements

GENERAL

If an executive’s employment is terminated for any reason except for those stated below, any outstanding unvested RSUs will immediately terminate and no payment will be made in respect thereof.

2004 RSU AGREEMENT

Employment RSUs - If any of the following occurs, any outstanding unvested Employment RSUs will vest immediately and be settled in stock or cash in a amount equal to the number of RSUs multiplied by the average of the fair market value of the common stock for the immediately preceding 14 business days prior to and including the vesting date (“Vesting Price”):

•                  death or disability;

•                  retirement at the “normal retirement age”;

•                  involuntary termination without cause within 90 days prior to a change-in-control; or

•                  involuntary termination without cause within 90 days prior to any sale or merger of substantially all of the assets of the Company.

Performance RSUs  - In the event of involuntary termination without cause within 90 days prior to a change-in-control, all unvested Performance RSUs will vest and be settled if (1)(a) the change-in-control occurs prior to the first anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $10.00; (2)(a) the change-in-control occurs after the first anniversary of the grant date but prior to the second anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $12.00; or (3)(a) the change-in-control occurs after the second anniversary of the grant date but prior to the third anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $14.00.  “Change-in-control price per share” means the average of the fair market value of the common stock for the immediately preceding 60 business prior to and including the vesting date.

2005 RSU AGREEMENT

Employment RSUs - If any of the following occurs, any outstanding unvested Employment RSUs will vest immediately and be settled in stock or cash in an amount equal to the Vesting Price:

•                  death or disability;

•                  retirement at the “normal retirement age”;

•                  involuntary termination without cause within 90 days prior to or ending one year after a change-in-control (“termination without cause” is deemed to have occurred it the executive is not offered a “comparable position” with the Company or its affiliated or successor companies following a change-in-control); or

•                  involuntary termination without cause within 90 days prior to any sale or merger of substantially all of the assets of the Company.

Performance RSUs  - In the event of involuntary termination without cause within 90 days prior to a change-in-control, all unvested Performance RSUs will vest and be settled if (1)(a) the change-in-control occurs prior to the first anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $10.00; (2)(a) the change-in-control occurs after the first anniversary of the grant date but prior to the second anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $12.00; or (3)(a) the change-in-control occurs after the second anniversary of the grant date but prior to the third anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $14.00.  “Change-in-control price per share” means the highest price per share of stock paid in the transaction resulting in a change-in-control.

2006 RSU AGREEMENT

Employment RSUs - If any of the following occurs, any outstanding unvested Employment RSUs will vest immediately and be settled in stock or cash in an amount equal to the Vesting Price:

•                  death or disability; or

•                  involuntary termination without cause within 90 days prior to or 90 days after a change-in-control.

Performance RSUs - In the event of an involuntary termination without cause within 90 days prior to or 90 days after a change-in-control, any outstanding unvested Performance RSUs will vest immediately and be settled in stock or cash in an amount equal to the Vesting Price.

Henry S. Schleiff – Any outstanding unvested Employment RSUs will vest immediately if Mr. Schleiff’s employment is terminated as a result of (1) death or disability or (2) termination without cause or for a good reason within 90 days prior to or 90 days after a change-in-control.  If the Company terminates employment without cause or Mr. Schleiff terminates for good reason within 90 days prior to a vesting date for Performance RSUs, the Performance RSUs will vest immediately.  All vested RSUs will be settled with either the Company’s stock or cash calculated with the Vesting Price.

Henry S. Schleiff’s Share Appreciation Rights Agreement

In the event of a change in control of the Company, then as of the change in control, (i) if there has been no prior SAR trigger and the change in control price (price of the Company’s stock less transaction costs and certain other amounts) exceeds the Start Price, then Mr. Schleiff shall be granted that number of SARs equal to 0.8% of the Enterprise Growth divided by the change in control price; or (ii) if there has been a previous SAR trigger and the change in control price exceeds the previous SAR trigger, then Mr. Schleiff shall be granted that number of SARs equal to 0.8% of the Enterprise Growth divided by the change in control price.  If Mr. Schleiff’s employment is terminated without cause by the Company or by him for good reason or because of his death or disability, and if a change in control occurs within 90 days after the termination of employment or an agreement that will result in a change of control is executed prior to the termination and the change of control occurs within 180 days after the termination, Mr. Schleiff will receive a grant of SARs on the basis described above.

SARs will vest upon the earlier of (i) 3 years of employment after the grant date, (ii) termination of employment without cause by the Company, (iii) termination by Mr. Schleiff for good reason or (iv) upon a change in control of the Company.  The Company at its discretion may settle SARs in cash or in stock.

Summary of Potential Termination or Change-in-Control Payments

The table below reflects the dollar amount of compensation to each Named Executive Officer in the event of termination of such individual’s employment prior to the expiration of the employment agreements.  The amounts shown assume that the termination was effective December 31, 2006.

WILLIAM ABBOTT

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/06($)	Termination for Cause on 12/31/06($)	Involuntary Termination without Cause on 12/31/06($)		Retirement at “Normal Retirement Age” on 12/31/06($)	Disability on 12/31/06($)	Death on 12/31/06($)
Compensation:
Salary	—	—	839,335	(1)	—	—	—
Bonus	—	—	148,079	(2)	—	—	—
Incentives and Benefits:
RSUs(3)	—	—	549,360		268,794	268,794	268,794
Deferred Compensation Plan(4)	233,600	233,600	233,600		233,600	233,600	233,600
Life Insurance Benefits(5)	—	—	—		—	—	200,000
Unused Vacation and/or Personal Time Pay	69,489	69,489	69,489		69,489	69,489	69,489

DAVID KENIN

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/06($)	Termination for Cause on 12/31/06($)	Involuntary Termination without Cause on 12/31/06($)		Retirement at “Normal Retirement Age” on 12/31/06($)	Disability on 12/31/06($)	Death on 12/31/06($)
Compensation:
Salary	—	—	794,109	(1)	—	—	—
Bonus	—	—	176,250	(2)	—	—	—
Incentives and Benefits:
RSUs(3)	—	—	549,360		299,316	299,316	299,316
Deferred Compensation Plan(4)	194,291	194,291	194,291		194,291	194,291	194,291
Life Insurance Benefits(5)	—	—	—		—	—	200,000
Unused Vacation and/or Personal Time Pay	96,131	96,131	96,131		96,131	96,131	96,131

HENRY S. SCHLEIFF

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/06($)	Termination for Cause on 12/31/06($)	Involuntary Termination without Cause or for Good Reason on 12/31/06($)		Retirement at “Normal Retirement Age” on 12/31/06($)	Disability on 12/31/06($)	Death on 12/31/06($)	Change in Control on 12/31/06($)
Compensation:
Salary	—	—	4,002,628	(1)	—	500,000	—	—
Bonus	—	—	437,500	(2)	—	—	—	—
Transaction Bonus	—	—	6,000,000	(6)	—	—	—	6,000,000	(6)
Incentives and Benefits:
RSUs(3)	—	—	654,000		327,000	327,000	327,000
SARs(7)	—	—	872,615		—	—	—
Deferred Compensation Plan(4)	—	—	—		—	—	—
Life Insurance Benefits(5)	—	—	—		—	—	200,000
Unused Vacation and/or Personal Time Pay	16,996	16,996	16,996		16,996	16,996	16,996

CHARLES L. STANFORD

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/06($)	Termination for Cause on 12/31/06($)	Involuntary Termination without Cause on 12/31/06($)		Retirement at “Normal Retirement Age” on 12/31/06($)	Disability on 12/31/06($)	Death on 12/31/06($)
Compensation:
Salary	—	—	698,794	(1)	—	—	—
Bonus	—	—	102,460	(2)	—	—	—
Incentives and Benefits:
RSUs(3)	—	—	549,360		254,625	254,625	254,625
Deferred Compensation Plan(4)	—	—	—		—	—	—
Life Insurance Benefits(5)	—	—	—		—	—	200,000
Unused Vacation and/or Personal Time Pay	60,747	60,747	60,747		60,747	60,747	60,747

BRIAN C. STEWART

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/06($)	Termination for Cause on 12/31/06($)	Involuntary Termination without Cause on 12/31/06($)		Retirement at “Normal Retirement Age” on 12/31/06($)	Disability on 12/31/06($)	Death on 12/31/06($)
Compensation:
Salary	—	—	546,575	(1)	—	—	—
Bonus	—	—	66,736	(2)	—	—	—
Incentives and Benefits:
RSUs(3)	—	—	549,360		178,869	178,869	178,869
Deferred Compensation Plan(4)	326,446	326,446	326,446		326,446	326,446	326,446
Life Insurance Benefits(5)	—	—	—		—	—	200,000
Unused Vacation and/or Personal Time Pay	40,385	40,385	40,385		40,385	40,385	40,385

(1)                                  Remaining salary for the balance of the term of the employment agreements.

(2)                                  Actual amount of bonus earned in 2006 and paid in 2007.

(3)                                  Cash settlement amounts of RSUs vested pursuant to their respective RSU Agreements, calculated with a vesting price of $3.27 (average stock price for the immediately preceding 14 business days of December 31, 2006).

(4)                                  Balance of deferred compensation plus accrued interest.

(5)                                  Proceeds payable to Named Executive Officer’s beneficiaries upon his death.

(6)                                  Transaction Bonus is only payable if a change-in-control occurs.  This amount assumes a change-in-control on December 31, 2006.

(7)                                  Stock Appreciation Rights.

See “Compensation of Executive Officers and Directors – Summary Compensation Table” for actual amounts paid to Messrs. Aliber, Evans and Fitzpatrick and Ms. Moseley for termination of employment in 2006.

Director Compensation

We do not compensate directors who are employees of the Company or Hallmark Cards or its subsidiaries for services as members of our Board or any of its committees.  Effective April of 2006, directors who are not employees of the Company or Hallmark Cards, Incorporated and its subsidiaries receive the following for serving on the Company’s Board: (1) an annual retainer of $35,000 and $1,000 per meeting for each extraordinary meeting or meeting in excess of the number of regularly scheduled meetings, (2) RSUs valued at $40,000 are granted annually, (3) the chairman of the Audit Committee is paid $5,000 annually, and (4) chairmen of each other committee are paid $3,000 annually.

In 2006, Messrs. Granath and Lund were compensated as follows for serving on the Special Committee of the Board, which was formed to advise the Board with respect to the possible sale of the Company or other strategic alternatives: (1) a one-time fee of $25,000, (2) $1,000 per meeting, and (3) $500 for each day (other than a day upon which a meeting of the Special Committee is held) on which a Committee member devoted a significant part of his day to the affairs of the Special Committee.

All directors receive reimbursement of expenses incurred in connection with participation in Board meetings.

The table below summarizes the compensation paid by the Company to its directors who are not employees of the Company or Hallmark Cards or its subsidiaries for the fiscal year ended in December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards($) (1)	Option Awards($)	Non-Equity Incentive Plan Comp. ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Glenn Curtis(2)	43,000	8,462	—	—	—	—	51,462
A. Drue Jennings	26,000	8,462	—	—	—	—	54,462
Herbert A. Granath	120,500	8,462	—	—	—	—	128,962
Wilford V. Bane, Jr.	48,000	8,462	—	—	—	—	56,462
Arnold L. Chavkin(3)(4)	49,000	8,462	—	—	42,521	—	99,983
Irvine O. Hockaday, Jr.	39,000	8,462	—	—	19,379	—	66,841
Peter A. Lund	73,000	8,462	—	—	42,521	—	123,983
John P. Mascotte(4)	41,000	8,462	—	—	23,142	—	72,604

(1)                                  Represent 2006 RSUs valued in accordance with FAS 123R.

(2)                                  Mr. Curtis transferred all of his board compensation to Liberty Media Corporation pursuant his contract with Liberty Media Corporation.

(3)                                  Mr. Chavkin transferred all of his board compensation to J.P. Morgan Partners, LLC pursuant his contract with J.P. Morgan Partners, LLC.

(4)                                  Resigned from the Board during fiscal year 2006.

(5)                                  Represents interest earned on deferred compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2006 were made timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 27, 2007, with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, by each of the Named Executive Officer (defined below), each director, each holder of more than 5% of either Class A or Class B Common Stock, and all current directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them.  The percentage of beneficial ownership is based on 74,117,654 shares of our Class A Common Stock and 30,670,422 shares of our Class B Common Stock outstanding as of April 27, 2007.

Amount of Nature of Beneficial Ownership(1)

	Class A Common Stock	Percent of Class	Class B Common Stock	% of Class	% Total Voting Power
Name and Address of Beneficial Owner 5% Stockholders:
Hallmark Entertainment Investments Co.(2)(3) 2501 McGee Street, Kansas City, MO 64108	57,586,336	77.9%	30,670,422	100%	94.5%
Liberty Media Corporation (3)(4) 9197 South Peoria Street, Englewood, CO 80112	57,586,336	77.9%	30,670,422	100%	94.5%
National Interfaith Cable Coalition, Inc. (3)(5) 74 Trinity Place, Suite 1550, New York, NY 10006	57,586,336	77.9%	30,670,422	100%	94.5%
J.P. Morgan Partners (BHCA), L.P. (3)(6) 390 Madison Avenue, New York, NY 10017	57,586,336	77.9%	30,670,422	100%	94.5%
The DIRECTV Group, Inc.(7) (formerly known as Hughes Electronics Corporation) 2230 E. Imperial Highway, El Segundo, CA 90245	5,360,202	7.3%	—	—	1.4%
Directors and Named Executive Officers (defined below):
William Abbott	0	*	—	—	*
Wilford V. Bane, Jr.(8)	14,190	*	—	—	*
Glenn Curtis	0	*	—	—	*
Fred M. Dressler	0	*	—	—	*
Brian E. Gardner	0	*	—	—	*
Herbert A. Granath	0	*	—	—	*
David E. Hall	2,500	*	—	—	*
Donald J. Hall, Jr.(9)	57,588,836	77.9%	30,670,422	100%	94.5%
Irvine O. Hockaday, Jr.(10)	40,795	*	—	—	*
Anil Jagtiani	8,000	*	—	—	*
A. Drue Jennings	0	*	—	—	*
David Kenin(11)	205,500	*	—	—	*
Peter A. Lund (8)	14,190	*	—	—	*
Henry S. Schleiff	0	*	—	—	*
Charles L. Stanford	12,750	*	—	—	*
Deanne R. Stedem	1,000	*	—	—	*
Brian C. Stewart	10,500	*	—	—	*
All directors and executive officers as a group (18 persons)	57,898,261	77.9%	30,670,422	100%	94.5%

*                                        The percentage of shares or voting power beneficially owned does not exceed 1% of the class.

(1)                                  Pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days from April 27, 2007.  Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days.  The number of shares shown includes outstanding shares of common stock owned as of April 27, 2007 by the person indicated and shares underlying options owned by such person on April 27, 2007 that were exercisable within 60 days of that date.  Percentage of total voting power is based on votes of outstanding shares.

(2)                                  Based on a Schedule 13D/A filed on April 18, 2006, jointly by Hallmark Cards, HEIC and Hallmark Entertainment Holdings, who as of that date shared voting and dispositive power with respect to 30,670,422 shares of Class B Common

Stock, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock, and 53,215,080 shares of Class A Common Stock.  Does not include, under the column headed “Class A Common Stock,” the number of shares of Class A Common Stock that HEIC would hold if it converted all of its shares of Class B Common Stock into shares of Class A Common Stock, which, if so converted, together with its shares of Class A Common Stock would equal approximately 80% of the total outstanding Class A Common Stock.  HEIC is a majority owned subsidiary of Hallmark Entertainment Holdings and Hallmark Entertainment Holdings is a wholly-owned subsidiary of Hallmark Cards.

(3)                                  On March 11, 2003, Hallmark Entertainment Holdings, Liberty Crown and J.P. Morgan Partners contributed 100% of their Company shares in return for HEIC shares representing the following percentage interest in HEIC: Hallmark Entertainment Holdings, 83.4%; Liberty Crown, 11.2%; and J.P. Morgan Partners, 4.6%. In addition, VISN contributed 10% of its Company shares in return for HEIC shares representing an 0.8% interest in HEIC. Each of the HEIC stockholders entered into the stockholders agreement concerning HEIC and Crown shares. As a result, each of the above parties may be deemed to beneficially own Company shares held by HEIC described in note (2) above. The total number of shares shown as beneficially owned by HEIC includes 4,357,066 shares of Class A Common Stock beneficially owned by VISN and 14,190 shares beneficially owned by JP Morgan Partners outside of HEIC because the parties to the HEIC stockholders agreement may be deemed to be acting as a group.  Beneficial ownership of these 4,863,915 shares of Class A Common Stock has been disclaimed by the other HEIC stockholders.  Each of Hallmark Entertainment Holdings and Liberty Crown has the right to nominate directors to the HEIC Board; and VISN is entitled to designate a non-voting observer to HEIC’s Board.  In addition, Liberty Crown has the right to nominate directors to the Company’s Board.  J.P. Morgan had the right to nominate a director on the Company’s Board and on the board of HEIC but has formally surrendered such nomination rights.  Under the HEIC stockholders agreement, Hallmark Entertainment Holdings directs the voting of the Company shares owned by HEIC.  Pursuant to the HEIC stockholders agreement, HEIC may not sell, pledge, distribute or transfer its Company common stock without the consent of Liberty Crown and J.P. Morgan Partners, except for mergers and other combinations approved in accordance with the Company stockholders agreement. This requirement terminates on the later of such date as each party (1) ceases to own beneficially at least 2.5% of the outstanding HEIC common stock and (2) ceases to own beneficially 75% of the HEIC stock owned by the party at March 11, 2003.

(4)           Based on a Schedule 13D/A filed on March 12, 2003 by Liberty Media Corporation and Liberty Crown.

(5)                                  The National Interfaith Cable Coalition, Inc. is a not-for-profit coalition of faith groups.  NICC is governed by a board of sixteen trustees appointed by the major faith groups who are members of NICC.

(6)                                  Includes 14,190 shares of Class A Common Stock underlying options that are held by J.P. Morgan Partners, LLC, and which have vested.  Such options were initially issued to Mr. Chavkin for serving on the Company’s board.  Since issuance, Mr. Chavkin transferred such options to J.P. Morgan Partners, LLC pursuant to his contract with J.P. Morgan Partners, LLC.  Mr. Chavkin was the Chief Investment Officer of J.P. Morgan Partners; one of the limited partners of JPMP Master Fund Manager, L.P.; the general partner of J.P. Morgan Partners; and the Chief Investment Officer of JPMP Capital Corp., which is the sole general partner of JPMP Master Fund Manager, L.P.  J.P. Morgan Partners (BHCA), L.P. is engaged in the venture capital and leveraged buyout business.  The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P., and the general partner of JPMP Master Fund is JPMP Capital Corp. JPMP Capital Corp. is a wholly-owned subsidiary of J.P. Morgan Chase & Co. which is a publicly-held company engaged in the commercial banking business.

(7)           Based on a Schedule 13G/A filed on February 14, 2007 by The DIRECTV Group, Inc.

(8)                                  Consists of 14,190 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(9)                                  Donald J. Hall, Jr., may also be deemed to be a beneficial owner of the shares beneficially owned by HEIC because Mr. Hall is a co-trustee of a voting trust which controls all of the voting securities of Hallmark Cards and he is Vice Chairman of the board of directors, Chief Executive Officer and President of Hallmark Cards. See note (2).  Mr. Hall disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(10)                            Includes 4,098 shares of Class A Common Stock underlying options that have vested.

(11)                            Includes 200,000 shares of Class A Common Stock underlying options that have vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed with the SEC.

Review, Approval of Ratification of Transactions with Related Persons

In general, the Company does not have a formal policy or procedures for the review, approval or ratification of related party transactions.  The Audit Committee, under its charter, has been delegated by the board the authority to review and approve related party transactions.  Notwithstanding the foregoing, the Company, however, is subject to the following provisions in the Stockholders Agreement with respect to certain types of related party transactions: the Company is not permitted to, directly or indirectly, sell any of its material properties or assets to, or purchase any material property or assets from, or enter into any material contract or transaction, or for the benefit of any affiliate of the Stockholders (“affiliate transactions”), unless such transactions are entered into in good faith and on commercially reasonable terms.  With respect to any affiliate transactions that have a value of (1) less than $35 million, such affiliate transactions must be approved by a majority of the independent directors and (2) more than $35 million, such affiliate transactions must be approved by a majority of the board not nominated by the Stockholders.  Notwithstanding this provision, (1) licensing of the “Hallmark” trademark from Hallmark Cards, Incorporated, (2) transactions pursuant to the distribution agreement with DirecTV and (3) transactions pursuant to the Tax Sharing Agreement, are not considered affiliate transactions.

For related party transactions that are outside of the parameter of the transactions governed by the Stockholders Agreement as discussed above, management seeks approval of such transactions from the Audit Committee on a case-by-case basis.  The Company enters into numerous transactions with Hallmark Cards throughout the year.  The most common type of transaction is those necessary to execute promotions surrounding holidays.  Many of these transactions are considered de minimus based on amounts paid to Hallmark Cards by the Company.  For efficiency purposes, the Audit Committee approves in advance a certain amount of expenses to be applied to such de minimus transactions, which approval allows management to enter into such transactions without seeking approval for each of them.  Prior to submitting any transaction to the Audit Committee for approval, management determines objectively that, based on market research, such transactions are commercially reasonable and valuable for the Company and is in the best interest of the Company to enter into them.

Agreements Concerning the Film Assets

Crown Media United States has agreements with RHI Entertainment Distribution (successor of Hallmark Entertainment Distribution), which are described below, for services in connection with the operation of the Crown film library and the licensing of programming produced or distributed by RHI Entertainment Distribution. Since 1995, Hallmark Entertainment Distribution had been a subsidiary of Hallmark Entertainment, LLC, which in turn was a wholly-owned subsidiary of Hallmark Cards. On January 12, 2006, Hallmark Cards sold the equity interests in Hallmark Entertainment, LLC, and, thus indirectly, Hallmark Entertainment Distribution to the management of RHI Entertainment and affiliates of Kelso & Company. The name of Hallmark Entertainment, LLC was changed to RHI Entertainment, LLC and Hallmark Entertainment Distribution LLC was changed to RHI Entertainment Distribution LLC. Crown Media United States’ agreements with Hallmark Entertainment Distribution  are unaffected by the change in name and ownership, except that the agreements are now with a party that is unrelated to the Company.

In connection with the acquisition of the film assets in 2001, we entered into the following agreements:

Services Agreement with Hallmark Entertainment, now RHI Entertainment

•                                          RHI Entertainment provided services related to the administration, distribution and other exploitation of the film assets. We paid RHI Entertainment $750,000 per year for these services. Prior to the sale of our international business in April 2005, we paid $1.5 million per year for these services.

•                                          We paid RHI Entertainment approximately $473,000 for these services from January 1, 2005 through April 25, 2005, when they were providing the services for both our domestic and international film library operations. Following the sale of our international businesses on April 25, 2005, we paid RHI Entertainment a fee of $500,000 for the remainder of 2005, during which time they provided services only for our domestic library sales. We paid RHI Entertainment a fee of $750,000 for 2006.

•                                          RHI Entertainment was required to use commercially reasonable efforts to maximize the licensing revenue from the film assets consistent with its past efforts for comparable products among the film library assets.

•                                          We had sole discretion to determine which of the purchased films will be licensed by RHI Entertainment to third parties, as well as the distribution territories, time periods and other licensing terms.

This services agreement with RHI Entertainment terminated on December 15, 2006, upon completion of the sale of the Company’s film library to RHI Entertainment.

Registration Rights Agreement

We agreed to grant Hallmark Entertainment Distribution four demand registration rights and unlimited piggyback registration rights with respect to the shares of Class A common stock that were issued with the purchase of the film assets. These registration rights were later assigned to and are currently held by HEIC.

RHI Entertainment Distribution Programming Agreement

Crown Media United States has licensed programming for distribution in the United States from RHI Entertainment Distribution, since 1998. It currently licenses this programming under a Second Amended and Restated Program License Agreement dated as of January 1, 2005 (“Second Restated Agreement”). A special committee of the Board of Directors and the entire Board of Directors (with directors affiliated with Hallmark Cards and J.P. Morgan Partners abstaining from the vote) approved the Second Restated Agreement. This Second Restated Agreement expires on December 31, 2008.

Under the Second Restated Agreement, RHI Entertainment Distribution is required to produce and deliver to Crown Media United States, and Crown Media United States is required to order and license from RHI Entertainment Distribution, 13 original movies and 3 original mini-series in 2005, 31 original movies and 6 original mini-series in 2006 and 18 original movies and 3 original mini-series in 2007.  Crown Media United States may, however, completely cancel the 2007 commitment to order 18 original movies and 3 original mini-series or it may reduce the number of original movies it is required to license in each of 2006 and 2007 by up to six movies per year. Crown Media United States has exercised this option to reduce by six the number of original movies produced in 2006 and 2007 and has not exercised its right to cancel the 2007 original productions in their entirety. Crown Media United States has exclusive rights to these original movies and mini-series during a three year exhibition window (the window is five years for certain holiday-themed movies and movies produced in 2005). Crown Media United States may exhibit the original movies and mini-series in any television media in the United States, its territories and possessions (together with Puerto Rico), including pay per view and high definition television. Crown Media United States may also sublicense its exhibition rights in any television media regarding the original and other movies and mini-series covered by the agreement to third parties, subject to the reasonable consent of RHI Entertainment Distribution. To the extent that the license fees received from such sublicenses exceed the license fees that Crown Media United States paid to RHI Entertainment Distribution for the same programming, Crown Media United States must pay half of such excess amounts to RHI Entertainment Distribution. The license fee payable for the original movies produced in 2005 is $1,600,000 per movie; in 2006 is $1,680,000 per movie and in 2007 is $1,764,000 per movie. If the movies are produced for the Hallmark Channel’s “Mystery Movie” series, the license fees are increased by $200,000 and if they are holiday-themed movies, the license fees are increased by $100,000. The license fees for mini-series produced in 2005 are $800,000 per hour; in 2006 are $840,000 per hour; and in 2007 are $882,000 per hour. Crown Media United States must also share any revenues from video on demand or pay per view exploitation with RHI Entertainment Distribution.

In addition to the original movies and mini-Series, Crown Media United States has agreed to license from RHI Entertainment Distribution 22 “off-network” movies and mini-series in 2005 and a maximum of 15 such movies and mini-series in 2006 through 2013. These programs generally will not have been seen on cable television in the United States prior to their exhibition on the Hallmark Channel. The license fees payable for the off-network movies are $268,029 per movie in 2005; $281,420 per movie in 2006; $295,491 per movie in 2007 and $310,266 per movie in 2008 and subsequent years. The license fees payable for the off-network mini-series are $335,024 per hour in 2005; $351,775 per hour in 2006; $369,364 per hour in 2007 and $387,832 per hour in 2008 and subsequent years. Crown Media United States’ initial exhibition period for these off-network movies and mini-series is three years and Crown Media United States’ exhibition rights are exclusive in all television media in the United States, including Puerto Rico. Crown Media United States’ exhibition rights to these off-network movies and mini-series do not, however, include pay per view or video on demand. RHI Entertainment Distribution has an option to require Crown Media United States to license these off-network movies and mini-series for an additional, consecutive three year period at a cost of 50% of the initial license fee.

Crown Media United States has also agreed to license up to 143 older movies and mini-series from the RHI Entertainment Distribution Library for a three year exclusive exhibition window, at an approximate total cost of $57.5 million. Most of these movies and mini-series have previously been exhibited on the Hallmark Channel or Hallmark Movie Channel.

Historically, the original movies and mini-series produced by RHI Entertainment Distribution have been an essential element of the Hallmark Channel’s programming schedule and have been the highest-rated programming on the Channel. The Second Restated Agreement assures the Hallmark Channel continued access to these original productions through 2007. Crown Media United States is free, however, to acquire original programming from other suppliers and is currently in negotiations with other producers for such programming.  The off-network programming and older library programming acquired from RHI Entertainment Distribution have also been a critical part of the Hallmark Channel and Hallmark Movie Channel programming lineups.

During the years ended December 31, 2005 and 2006, Crown Media United States paid RHI Entertainment Distribution $93.4 million and $51.1 million, respectively under the First and Second Amended and Restated Program License Agreements. During the year ended December 31, 2005, Crown Media United States also prepaid RHI Entertainment Distribution $26.6 million. As of December 31, 2005 and 2006, Crown Media United States had $22.7 million and $18.4 million in accrued and unpaid program license fees under the program agreement, respectively.

RHI Entertainment and RHI Entertainment Distribution were our related parties as a result of them being owned by Hallmark Cards. In January 2006, Hallmark Cards sold its ownership interests in RHI Entertainment, and thus also RHI Entertainment Distribution, to its President and certain new investors.

VISN Preferred Interest

VISN, a subsidiary of the National Interfaith Cable Coalition, Inc. (“NICC”), owns a $25.0 million preferred interest in Crown Media United States. Under the Crown Media United States Amended and Restated Company Agreement, originally dated November 13, 1998, the members agreed that if during any year ending after January 1, 2005 and prior to December 31, 2009, Crown Media United States has net profits in excess of $10.0 million, and the preferred interest has not been redeemed, Crown Media United States will redeem the preferred interest in an amount equal to the lesser of:

•       such excess;

•       $5.0 million; or

•       the amount equal to the preferred liquidation preference on the date of redemption.

The members also agreed that Crown Media United States will redeem the preferred interest at the preferred interest liquidation preference on the date of redemption of December 31, 2010.

Crown Media United States may voluntarily redeem the preferred interest at any time, however, it is obligated to do so on the date of redemption (December 31, 2010). The preferred interest has a liquidation preference of $25.0 million.

Crown Media United States Programming Agreement with NICC

On November 13, 1998, the Company, Vision Group, VISN and Henson Cable Networks, Inc. signed an amended and restated agreement governing the operation of Crown Media United States, as amended at various times through December 1, 2005 (the “company agreement”). The Company agreement includes the provisions regarding the redemption of the preferred interest held by VISN as described above.

A December 2005 agreement between Crown Media Holdings and NICC replaced a prior program production agreement and settled various disputes which had arisen under the prior agreement. In the new agreement, the Company agreed to fund and license the following programming produced by NICC through the end of 2007:

•                                          A Sunday Morning one-hour series entitled “New Morning with Naomi Judd” at a cost of $3.5 million in 2005, $4.6 million in 2006 and $5.6 million in 2007. The 2006 and 2007 amounts are payable quarterly in those years.

•                                          A weekday one-hour daily series entitled “New Morning” at a cost of $1.9 million in 2005, $4.2 million in 2006 and $5.1 million in 2007. The 2005 amount includes a deferred amount of $535,000 to be paid as indicated below for deferred payments. The 2006 and 2007 amounts are payable quarterly in those years.

•                                          A Sunday morning programming block, broadcast from 6 a.m. to 12 noon, at a cost of approximately $485,000 in 2005, $5.8 million in 2006 and $5.8 million, increased by a percentage equal to the increase in the Consumer Price Index, in 2007. These amounts include deferred payments of $125,000 for 2005 and $1.5 million for each of 2006 and 2007. The 2006 and 2007 amounts not deferred are payable quarterly in those years.

In addition, Crown Media Holdings agreed to finish funding four specials, the production of which had been commenced prior to the amendment, at a total additional cost of $1.4 million in 2005 and 2006, and to fund an additional two non-dramatic specials, to be produced in 2006 and 2007, at a total cost of $1.3 million. A quarter of the amounts for the additional two specials was paid in January 2006, another quarter was paid in June 2006 and the remaining one-half is payable in June 2007, or upon a change in control (that is, a sale or merger where the aggregate ownership of Crown

Media Holdings by the current owners becomes less than 50%). The Hallmark Channel is not obligated to broadcast the latter two specials. Crown Media Holdings will also provide or has provided $2.0 million in each of 2005, 2006 and 2007 to fund the development by NICC of “made for television” movies and will pay NICC an additional $1.0 million if the movie “A Reason to Believe,” which was to be produced under the prior agreement, is not ultimately produced. The 2005 amount includes a deferred payment of $1.8 million; the 2006 amount was paid semi-annually in 2006; and the 2007 amount was paid in January 2007. The Hallmark Channel will have a right of first negotiation to acquire broadcast rights to the movies resulting from this development and, if it elects not to acquire these rights, may still recover a portion of its funding if the movies are produced for others. In addition, NICC has received $45,000 in consulting fees from a series which RHI Entertainment has produced, and will receive a deferred payment of $750,000 as the last payment for certain terminated obligations.

The deferred payments mentioned above are payable to NICC on December 31, 2007 or upon a change in control, whichever comes first. Added to the deferred amounts will be (1) interest at the rate charged by NICC’s prime lender or (2) if NICC sells Crown Media Holdings common stock to finance any deficit, the increase in the sale price of the common stock between the time NICC sells the stock to fund a deferred amount and a market price of the Crown Media Holdings common stock on the date the deferred amounts are paid by Crown Media Holdings.

In the event there is a change of control of Crown Media Holdings prior to the expiration of the agreement (i.e., December 31, 2007), NICC will immediately receive a $15.0 million “termination payment,” any remaining portions of the payments for the non-dramatic specials and the “made for television” movie development described above and the deferred payments described above. The Hallmark Channel will be obligated to continue to broadcast and pay for the Sunday “New Morning with Naomi Judd” and weekday “New Morning” series and the Sunday morning programming block for an additional six months following the change in control, after which all funding and broadcast obligations to NICC will cease. Also, under existing obligations, Crown Media Holdings would be required to redeem the $25.0 million preferred interest of NICC in Crown Media United States, LLC, for that amount plus accrued interest at LIBOR from November 27, 2005.

If there has not been a change of control of the Company by June 30, 2007, Crown Media Holdings is required to negotiate with NICC for a period of 60 days regarding continuation of the programming commitments. If at the end of the negotiating period the parties have not reached agreement and Crown Media Holdings is not willing to continue the programming commitments at the same levels, NICC may compel Crown Media Holdings to buy all NICC’s outstanding shares of Crown Media Holdings common stock at the then current market value by a written notice given no later than November 1, 2007 (“Put Right”). If NICC sells more than 50% of the shares of Crown Media Holdings common stock which it owned as of February 22, 2001, except as part of a sale of Crown Media Holdings, most of the commitments and obligations related to programming as described above cease (at the option of Crown Media United States) at the end of the then current broadcast season (approximately August 31).

The Company has, at NICC’s request, started negotiations with NICC regarding the continuation of the programming commitments. In the event a new agreement is not reached or other resolution is not reached and NICC seeks to exercise its Put Right, the Company will endeavor to finance the purchase of the NICC stock through outside sources rather than from funds from operations. In the alternative, the Company can, if necessary, extinguish NICC’s Put Right completely by offering to continue the programming commitments to NICC at the same level as in the current agreement.

During the years ended December 31, 2005 and 2006, Crown Media United States paid the National Interfaith Cable Coalition $12.5 million and $18.4 million, respectively, related to this agreement.

DIRECTV Affiliation Agreement

On August 20, 2001, Crown Media United States entered into an Affiliation Agreement with DIRECTV, Inc., a wholly owned subsidiary of DIRECTV Enterprises, Inc. Pursuant to the Affiliation Agreement, DirecTV distributes the Hallmark Channel on the TOTAL CHOICE® tier of its DBS distribution system in the United States and pay us license fees for such distribution. At the same time we entered into a Stock Purchase Agreement with DIRECTV Enterprises whereby we issued 5,360,202 shares of our Class A common stock, which shares were subsequently transferred to its parent company, Hughes Electronics Corporation. As of December 31, 2006, DIRECTV accounted for 15.6 million of our subscribers.

Hallmark Advertising

Hallmark Cards purchased $2.3 million and $1.2 million of advertising on the Hallmark Channel in the United States at negotiated market rates, respectively, during the years ended December 31, 2005 and 2006.

Bank Credit Facility and Hallmark Notes

Bank Credit Facility

In 2001, we entered into a credit agreement (which agreement has been amended subsequently, with the most recent amendment dated March 2, 2007) with a syndicate of banks, led by JP Morgan Chase Bank, N.A. as Administrative Agent and Issuing Bank. The facility is guaranteed by our subsidiaries and is secured by all tangible and intangible property of Crown Media Holdings and its subsidiaries. As a result of Amendment No. 11 in December 2006, the bank credit facility is a revolving line of credit in the amount of $130.0 million.

Each loan under the bank credit facility bears interest at a Eurodollar rate or an alternate base rate as we may request at the time of borrowing in accordance with the credit agreement. The Eurodollar rate is based on the London interbank market for Eurodollars, and remains in effect for the time period of the loan ranging from one, two, three, six or twelve months. The alternate rate is based upon the prime rate of JP Morgan Chase Bank, a certificate of deposit rate or the Federal Funds effective rate, which is adjusted whenever the rates change. We are required to pay a commitment fee of 0.15% per annum (0.2% from March 1, 2005, to April 27, 2006) of the committed, but not outstanding, amounts under the revolving credit facility, payable in quarterly installments.

Hallmark Cards has provided since March, 2005, an irrevocable letter of credit as credit support for our obligations under our credit facility. The amounts resulting from rate and fee reductions for the bank credit facility since that time are paid by us to Hallmark Cards as compensation for providing the support letter of credit to the bank lenders.

By an Amendment No. 12 to the credit agreement, dated as of March 2, 2007, the maturity date of the credit facility was extended for one year to May 31, 2008 and the existing Hallmark Cards support letter of credit was reissued by JPMorgan Chase Bank, N.A. This new letter of credit is in the face amount of $130.0 million and will expire on June 10, 2008.

The credit agreement, as amended, contains a number of affirmative and negative covenants. Negative covenants include, among other things: Limitations on indebtedness; liens; investments; “Restricted Payments;” changes in our business activities; and not amending the promissory note with HC Crown, a related letter of credit issued for our benefit or certain of our other material agreements. Restricted Payments include any distribution on our equity, any redemption or other acquisition of our equity including redemption of the company obligated mandatorily redeemable preferred interest, any payment on debt of Crown Media Holdings which is subordinated to the bank loans, any reduction of the HC Crown line of credit for Crown Media Holdings, any payment on certain obligations assumed by Crown Media Holdings under the purchase agreement for the film assets and any other payment to Hallmark Cards or any of its affiliates. The credit agreement, however, permits Crown Media Holdings to make payments to Hallmark Cards or an affiliate in payment of a valid outstanding obligation or in an aggregate amount equal to the financial benefits received by us as a result of the reduction of interest charges under the bank credit facility in Amendment No. 8 plus any fees and costs incurred by Hallmark Cards in connection with the support letter of credit provided in accordance with Amendment No. 8. For more information on affirmative and negative covenants in the credit agreement, see Note 10 to our Consolidated Financial Statements as of December 31, 2006.

Events of default under the amended credit agreement include, among other things:  The failure to pay principal or interest, with the default continuing unremedied for five days after receipt of a remittance advice; a failure to observe covenants; a change in control; or a termination by Hallmark Cards or any of its affiliates of the right of Crown Media Holdings or its subsidiaries to use the names “Hallmark” or “Crown” in their television services or any Channels owned or operated by them. For purposes of the credit facility, a change in control means that (a) Hallmark Cards ceases to own directly or indirectly at least 80% of the equity interest of Hallmark Entertainment Investment (b) Hallmark Entertainment Holdings ceases to have sufficient voting power to elect a majority of Crown Media Holdings’ board of directors or beneficial ownership of over a majority of the outstanding equity interest of Crown Media Holdings having voting power (c) the majority of the Board is not comprised of individuals who were either in office or who were nominated by a two-third’s vote of individuals in office or so nominated as at December 17, 2001, or (d) the consummation by the Company of a Rule 13e-3 transaction (or a “going-private” transaction) as defined in the Securities Exchange Act.

Waiver and Standby Purchase Agreement

Under the Waiver and Standby Purchase Agreement dated March 21, 2006, as last amended on March 2, 2007, Hallmark Cards agreed to defer all payments due on any of the following obligations and, except where noted, payment of interest thereon until May 31, 2008, or an earlier date as described below as the waiver termination date, whereupon all of these amounts become immediately due and payable (the “Waiver Period”):

•                                          Line of credit and interest payable to HC Crown, dated December 14, 2001, in the original principal amount of $75.0 million, payable to HC Crown. (Total amount outstanding at December 31, 2006, including accrued interest was $93.5 million. See Line of Credit and Interest Payable to HC Crown below.)

•                                          $70.0 million line of credit and interest to Hallmark Cards affiliate arising out of the sale to Crown Media Holdings of the Hallmark Entertainment film library. (Total amount outstanding at December 31, 2006, including accrued interest was $53.4 million. See Line of Credit and Interest Payable to Hallmark Cards Affiliate below.)

•                                          10.25% senior unsecured note, dated August 5, 2003, in the initial accreted value of $400.0 million, payable to HC Crown. (Total amount outstanding at December 31, 2006, including accrued interest was $562.2 million. See Senior Unsecured Note below.)

•                                          Note and interest payable to Hallmark Cards affiliate, dated as of October 1, 2005, in the principal amount of $132.8 million, payable to Hallmark Entertainment Holdings. (Total amount outstanding at December 31, 2006, including accrued interest was $146.4 million. See Note and Interest Payable to Hallmark Cards Affiliate below.)

•                                          All obligations of the Company under the bank credit facility by virtue of Hallmark Cards’ deemed purchase of participations in all of the obligations under a letter of credit which Hallmark Cards has given in support of the facility or the purchase by Hallmark Cards of all these obligations pursuant to Amendment No. 9 to the bank credit facility.

Hallmark Cards has agreed that it will not accelerate the maturity of any of the foregoing obligations or initiate collection proceedings during the Waiver Period. Interest will continue to accrue on these obligations during the Waiver Period. The Company will continue to pay interest on the credit facility during the Waiver Period.

The waiver termination date is on May 31, 2008, or earlier upon occurrence of any of the following events:  (a) the Company fails to pay any principal or interest, regardless of amount, due on any indebtedness with an aggregate principal amount in excess of $5.0 million or any other event or condition occurs that results in any such indebtedness becoming due prior to its scheduled maturity, provided that the waiver will not terminate if the Company reduces the principal amount of such indebtedness to $5.0 million or less within five business days of a written notice of termination from Hallmark Cards; (b) certain bankruptcy events occur; (c) the Company defaults in its payment of licensing fees under the Second Amended and Restated Program License Agreement with RHI Entertainment Distribution (formerly known as Hallmark Entertainment Distribution at which time it was a wholly-owned subsidiary of Hallmark Cards); (d) a representation and warranty of the Company in the Waiver Agreement is false or misleading in any material respect; or (e) the Company fails to pay interest on the bank credit facility described above to the extent that Hallmark Cards has purchased all or a portion of the indebtedness thereunder or to perform any covenants in the Waiver Agreement.

Under the Waiver Agreement, if the bank’s lenders under the bank credit facility accelerate any of the indebtedness under the bank credit facility or seek to collect any indebtedness under it, then the Company may elect to exercise its right to require that Hallmark Cards or its designated subsidiary exercise an option to purchase all the outstanding indebtedness under the bank credit facility as provided in the bank credit facility. All expenses and fees in connection with this purchase would be added to the principal amount of the credit facility obligations.

The Waiver Agreement does not limit any existing rights of Hallmark Cards or its affiliates to offset amounts owed to us under the Hallmark Tax Sharing Agreement and Hallmark Cards’ share of the amounts payable under the December 1, 2005, agreement with NICC (described in Note 13) against these obligations. On September 1, 2006, Hallmark Cards elected to apply its $3.1 million share of the NICC obligations against the amounts due under the $70.0 million Promissory  Note to Hallmark Entertainment Holdings (described below), thereby reducing the principal amount of that Note by $3.1 million. Additionally, during the third quarter of 2006, Hallmark Cards applied $18.0 million of benefit from the Tax Sharing Agreement against the principal amount due under the March 21, 2006, promissory note with Hallmark Entertainment Holdings. Pursuant to the Waiver Agreement, the Company must make prepayments on the outstanding debt from 100% of any “Excess Cash Flow” during the Waiver Period.  “Excess Cash Flow” is defined as 1) the net proceeds of any debt or equity financings or sale of assets; 2) the net cash proceeds from the incurrence by the Company of indebtedness; 3) the net cash proceeds from the sale, transfer or release by the Company of assets outside the ordinary course of business; and 4) if positive, the consolidated net cash flow from operations of Crown Holdings for any calendar quarter as shown in an SEC report, less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, indebtedness payments, and capital improvements and replacements as determined by the Board of Directors of the Company.

In connection with the Waiver Agreement in March 2006, we converted the $70.0 million account payable to Hallmark Entertainment Holdings arising out of our purchase of the Hallmark Entertainment film library to a promissory note described below, bearing interest at LIBOR plus 3% per annum. This note is payable in full on May 31, 2008, per an extension under the waiver and accrued but unpaid interest is added to the outstanding principal amount on an annual basis.  We also agreed in March 2006 to:

•                                          amend the 2001 and 2005 notes described above to add the accrued but unpaid interest, currently and annually, to the outstanding principal amounts ;

•                                          use  our  commercially reasonable efforts to refinance all of  our  obligations to Hallmark Cards and affiliates noted above;  and

•                                          comply with  our  covenants and obligations under the bank credit facility .

In addition, we have provided a release to Hallmark Cards and related parties for any matters prior to the date of the last amendment to the Waiver Agreement.

Hallmark Letter of Credit

Pursuant to Amendment No. 8 to the bank credit facility, Hallmark Cards provided an irrevocable letter of credit issued by Citibank, N.A. to JP Morgan Chase Bank in the original amount of $320.0 million, as credit support for our obligations under the Company’s credit facility (the “credit facility”). The support letter of credit was reduced to $220.0 million upon the consummation of the sale of the Company’s international business and the reduction of the aggregate outstanding credit exposure of its lenders to $220.0 million. Drawdowns under the letter of credit may be made for amounts due and payable under the credit facility and upon the occurrence of certain other events. Any proceeds received by JP Morgan Chase Bank from drawing under this support letter of credit will be used to purchase from the bank lenders, on behalf of Hallmark Cards, subordinated participations in our obligations under the bank credit facility. As consideration, we agreed to pay Hallmark Cards the amounts resulting from the 2.0% reduction in the interest rate and the 0.3% reduction in the commitment fee payable by the Company under the bank credit facility as provided in Amendment No. 8. In addition, we agreed to pay the fee charged by Citigroup for the letter of credit which was 0.625% of the amount of the letter of credit.

In conjunction with Amendment No. 10, Hallmark Cards extended its letter of credit to correlate to the maturity date of the credit facility and also increased the size of the letter of credit from $220.0 million to $240.0 million. In consideration of this extension and increase in the size of the letter of credit, the Company agreed to continue to pay Hallmark Cards the difference between the interest rate formerly charged the Company before the letter of credit was available and the rate now charged with the backing of the letter of credit. Since the interest rate was further reduced in Amendment No. 10 to LIBOR plus 0.75%, the interest differential now payable to Hallmark Cards is 2.25% of the outstanding indebtedness under the credit facility. In addition, the Company agreed to continue to pay the fee charged by Citigroup for the letter of credit which was increased to 0.875% of the amount of the letter of credit.

The Hallmark Cards letter of credit was reduced to $130.0 million in connection with Amendment No. 11 to the bank credit facility.

Pursuant to Amendment No. 12 to the bank credit facility, Hallmark Cards has provided an irrevocable letter of credit issued by JP Morgan Chase Bank in the amount of $130.0 million, as credit support for our obligations under the credit facility with an expiration date of June 10, 2008.

Senior Unsecured Note

In August 2003, the Company issued a senior unsecured note to HC Crown for $400.0 million. A portion of the proceeds was used to repurchase the Company’s outstanding trust preferred securities, and the balance of the proceeds, after expenses, was used to reduce amounts outstanding under its bank credit facility.

The senior unsecured note payable to HC Crown does not require cash payments until August 2007. In accordance with the waiver agreement, these payments are not required until May 31, 2008. The principal amount of the senior unsecured note accretes at 10.25% per annum, compounding semi-annually, to $596.6 million at August 5, 2007. From that date, interest at 10.25% per annum was scheduled to be payable semi-annually on the accreted value of the senior unsecured note to HC Crown, but now will be payable subsequent to May 31, 2008. The note matures on August 5, 2011, and is pre-payable without penalty. At December 31, 2005 and 2006, $509.4 million and $562.2 million, respectively, of principal and accreted interest were included in the senior unsecured note payable in the accompanying consolidated balance sheets. The note purchase agreement for the senior unsecured note contains certain covenants which restrict the Company, among other matters, from the incurrence of any additional indebtedness, the repurchase or other acquisitions of the Company’s stock, investments in other parties and the incurrence of liens on the Company’s assets. As a fee for the issuance of the notes, the Company paid $3.0 million to HC Crown, which was initially capitalized and is being amortized as additional interest expense over the term of the note payable.

Line of Credit and Interest Payable to HC Crown

On December 14, 2001, the Company executed a $75.0 million promissory note with HC Crown maturing on the earlier of six months from the termination of the bank credit facility or December 21, 2007. Due to the waiver agreement, the line of credit and related interest are not due until May 31, 2008. This line of credit is subordinate to the bank credit facility. The rate of interest under this line of credit is equal to LIBOR plus three percent. At December 31, 2005, and 2006, borrowings under the note were $75.0 million and $87.7 million, respectively. Accrued interest on the note of $11.3 million and $5.8 million are included in line of credit and interest payable to HC Crown as of December 31, 2005, and 2006, respectively, on the accompanying consolidated balance sheets. At December 31, 2005, $75.0 million of the outstanding balance bore interest at the Eurodollar rates of 7.08%. At December 31, 2006, $87.7 million of the outstanding balance bore interest at the Eurodollar rates of 8.37%. At December 31, 2005 and 2006, $86.3 million and $93.5 million were included in the line of credit and interest payable to HC Crown on the accompanying consolidated balance sheets, respectively.

Note and Interest Payable to Hallmark Cards Affiliate

In 2005, the Company converted a portion of its license fees payable to Hallmark affiliates, which were approximately $132.8 million, to a promissory note bearing interest at LIBOR plus 3% per annum. The term of the promissory note began on October 1, 2005 and is payable in full on May 31, 2008, due to an extension under the waiver agreement. Accrued interest on the note of $2.4 million and $9.0 million is included in note and interest payable to Hallmark Cards affiliate as of December 31, 2005, and 2006, respectively, on the accompanying consolidated balance sheets. At December 31, 2005, $132.8 million of the outstanding balance bore interest at the Eurodollar rates of 7.08%. At December 31, 2006, $137.4 million of the outstanding balance bore interest at the Eurodollar rates of 8.37%. At December 31, 2005 and 2006, $135.2 million and $146.4 million were included in the note and interest payable to Hallmark Cards affiliate in the accompanying consolidated balance sheets, respectively.

Line of Credit and Interest Payable to Hallmark Cards Affiliate

In March 2006, the Company converted its payable to a Hallmark Cards affiliate, which was approximately $70.4 million, to a promissory note bearing interest at LIBOR plus 3% per annum. The term of the promissory note began on March 21, 2006, and is payable in full, pursuant to the waiver agreement, on May 31, 2008. Accrued interest on the note of $4.1 million is included in note and interest payable to Hallmark Cards affiliate as of December 31, 2006, on the accompanying consolidated balance sheet. At December 31, 2006, $49.3 million of the outstanding balance bore interest at the Eurodollar rates of 8.37%. At December 31, 2006, $53.4 million was included in the line of credit and interest payable to Hallmark Cards affiliate in the accompanying consolidated balance sheet.

During the third quarter of 2006, Hallmark Cards used $18.0 million of the 25% in the federal tax benefits from losses the Company generated to reduce the $70.4 million balance on the line of credit and interest payable to Hallmark Cards affiliate. On September 1, 2006, Hallmark Cards also reduced the balance of line of credit by $3.1 million, which was related to the December 1, 2005, agreement with NICC.

Interest Paid to HC Crown

Interest expense paid to HC Crown, which formerly was payable to the Company’s bank syndicate and resulted from a reduction in the interest rate and commitment fee payable to the Company’s bank syndicate in Amendment No. 8 and Amendment No. 10 to the Company’s credit facility, was $3.2 million for the year ended December 31, 2005, and $4.4 million for the year ended December 31, 2006.

Waiver and Standby Purchase Agreement and Related Amendments

For information on agreement of Hallmark Cards regarding amounts payable to Hallmark Cards and its affiliates, including any amounts resulting from a drawdown of the letter of credit that supports the credit facility with JP Morgan Chase Bank, please see under heading “Certain Relationships and Related Transactions - Bank Credit Facility and Hallmark Notes – Waiver and Standby Purchase Agreement.”

Stockholders Agreement and Registration Rights

General

We are a party to a stockholders agreement, amended and restated as of August 30, 2001, as amended with VISN, The DIRECTV Group, Inc., and Hallmark Entertainment Investments. The stockholders agreement provides that our Board will consist of not less than 15 directors, with 12 nominated by Hallmark Entertainment Investments, one nominated by VISN and two independent directors, who must not be officers, directors or employees of any of the parties or their affiliates, and who will be nominated by the Board. The rights of the parties to nominate a director will terminate on the later of (1) such party owning less than 5% of our common stock then outstanding or (2) such party ceasing to own at least 75% of the number of shares of our common stock held by them immediately after our initial public offering in May 2000. Hughes is entitled to appoint an observer to the board of directors of Crown Media Holdings until Hughes and its affiliates cease to own beneficially in the aggregate at least 75% of the shares of our common stock acquired by DirecTV, the predecessor holder of the shares now held by Hughes, in the August 2001 transaction.

The stockholders agreement also provides that we will not enter into any material transaction, except for specified transactions, with any of the other parties or their affiliates involving an aggregate value of (1) $35.0 million or less, unless such transaction is approved by a majority of our independent directors and (2) more than $35.0 million, unless such transaction is approved by a majority of the members of our Board not nominated by the interested party.

In addition, the stockholders agreement provides that, in the event that Hallmark Entertainment Investments proposes to transfer 20% or more of our outstanding common stock to an unaffiliated third party, each other party to the stockholders agreement will have the right to participate on the same terms in that transaction with respect to a proportionate number of such other party’s shares, except for Hughes.

Hallmark Entertainment Investments Co. Stockholders Agreement

On March 11, 2003, Hallmark Entertainment Holdings contributed 100% of the Crown Media Holdings shares owned by it to Hallmark Entertainment Investments. Two of Crown Media Holdings investors, Liberty Crown, Inc. (“Liberty”), a subsidiary of Liberty Media, and J.P. Morgan, also contributed 100% of their Crown Media Holdings Shares to Hallmark Entertainment Investments and VISN contributed 10% of its Crown Media Holdings shares to Hallmark Entertainment Investments, all in return for Hallmark Entertainment Investments shares. Prior to the Hallmark Entertainment Investments transaction, J.P. Morgan and Liberty were parties to the Crown Media Holdings stockholders agreement described above. As a result of the Hallmark Entertainment Investments transaction, J.P. Morgan and Liberty no longer have any rights pursuant to such stockholders agreement. However, Hallmark Entertainment Investments has advised Crown Media Holdings that J.P. Morgan and Liberty will retain similar rights with respect to Crown Media Holdings pursuant to the Hallmark Entertainment Investments stockholders agreement dated March 11, 2003, among Hallmark Entertainment Investments, Hallmark Entertainment Holdings, Liberty, VISN, and J.P. Morgan, including the following:

•                                          Liberty has the right to designate one person as one of the directors to the Crown Media Holdings Board that Hallmark Entertainment Investments is entitled to nominate under the Crown Media Holdings stockholders agreement described above. J.P. Morgan had the right to designate one person as one of the directors to the Crown Media Holdings Board but has surrendered such right;

•                                          Hallmark Entertainment Investments will not permit Crown Media Holdings or its subsidiaries to enter into any material transaction, except for specified transactions, with any affiliates involving an aggregate value of (a) $35.0 million or less, unless such transaction is approved by a majority of Crown Media Holdings’ independent directors and (b) more than $35.0 million, unless such transaction is approved by a majority of the members of Crown Media Holdings’ Board not nominated by any affiliate of Hallmark Entertainment Holdings (provided that directors designated by Liberty and J.P. Morgan will not be treated as being nominated by any affiliate of Hallmark Entertainment Holdings);

•                                          registration rights as provided for minority stockholders in the Crown Media Holdings stockholders agreement;

•                                          Hallmark Entertainment Investments may not take certain actions as specified in the Hallmark Entertainment Investments stockholder agreement without the consent of J.P. Morgan and Liberty; and

•                                          if Hallmark Entertainment Holdings proposes to transfer 20% or more of Hallmark Entertainment Investments common stock to an unaffiliated third party, each of J.P. Morgan, Liberty and VISN will have the right to participate on the same terms in the transaction on a proportional basis.

Registration Rights

Under the stockholders agreement, Hallmark Entertainment Investments has the right to require us on four occasions, and the other parties, as a group, have the right to require us on two occasions, to register for sale their shares of our common stock, so long as the number of shares they require us to register in each case is at least 7% of our common stock then outstanding. The other parties also have an unlimited number of “piggyback” registration rights. This means that any time we register our common stock for sale, they will have the right to include their common stock in that offering and sale.

We are obligated to pay all expenses that result from the registration of the other parties’ common stock under the stockholders agreement, other than registration and filing fees, attorneys’ fees, underwriter fees or expenses and underwriting discounts and commissions. We have also indemnified the other parties against any liabilities that may result from their sale of common stock, including Securities Act liabilities.

Rights Relating To Crown Media United States Amended and Restated Company Agreement

Under the stockholders agreement, so long as we or any of our affiliates are entitled to have a representative on the Crown Media United States governance committee, and VISN and its affiliates either are entitled to nominate to, or designate a member of, our Board, or beneficially own any preferred interests in Crown Media United States, neither we nor any of our affiliates will, without the consent of the member of our Board nominated by VISN or a representative of NICC, vote in favor of:

•                                          any specified change in, or action described in, the Crown Media United States amended and restated company agreement that relates to VISN’s preferred interest in Crown Media United States or that relates to VISN’s rights to programming on the Hallmark Channel in the U.S. or its programming budget;

•                                          any repayment or redemption of specified equity interests in Crown Media United States;

•                                          any transfer of all of Crown Media United States’ assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, unless the transferee assumes specified obligations under the Crown Media United States amended and restated company agreement until the later of the fifth anniversary of these offerings or the second anniversary of the transfer or business combination;

•                                          the dissolution of Crown Media United States, except in connection with a complete liquidation;

•                                          any transfer of all of Crown Media United States’ assets to, or any business combination involving Crown Media United States’ with, us or any of our affiliates, or any other material transaction with us or any of our affiliates, unless we comply with specified restrictions relating to any financial benefit we receive from the transaction that is more than what we would have received had the transaction been on an arm’s-length basis or on commercially reasonable terms;

•                                          any transfer of all of Crown Media United States’ assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, prior to the second anniversary of the initial public offering; or

•                                          any amendment to the Crown Media United States’ amended and restated company agreement that would result in none of us or our affiliates having the right to consent to take any of the actions listed in the above bullet points.

In addition, we have agreed not to transfer any of our interests in Crown Media United States after the second anniversary of our initial public offering unless the transfer is conditioned on the requirement that the transferee assume our obligations described above. Under the terms of the stockholders agreement, the transferee’s obligations will generally expire on the later of (1) the fifth anniversary of the initial public offering, (2) the second anniversary of the transfer or (3) the repayment of VISN’s preferred interest in Crown Media United States, except that the obligations of the transferee will expire upon dissolution of Crown Media United States.

Intercompany Services Agreement

The Company has an intercompany services agreement with Hallmark Cards, which was entered into in 2003 for a term of three years and then extended for two additional one-year terms through January 1, 2008. Under the agreement, Hallmark Cards provides us with the following services:

•              tax services;

•              risk management, health, safety and environmental services and insurance;

•              legal services;

•              treasury and cash management services; and

•              real estate consulting services.

We have agreed to pay Hallmark Cards $515,000 in 2005 and $530,000 in 2006 and 2007 per year for these services, plus out-of-pocket expenses and third party fees, payable in arrears on the last business day of each quarter. The balance of the payable for services, expenses and fees under this and the previous services agreement as of December 31, 2005 and 2006, was approximately $4.0 million and $4.5 million, respectively. We believe that the services being provided under the agreement have a value at least equal to the annual fee.

Hallmark Trademark License Agreements

Crown Media United States operates under the benefit of a limited trademark license agreement with Hallmark Licensing, Inc., dated March 27, 2001, which has been extended through September 1, 2007. The amended and restated Crown Media United States trademark agreement permits Crown Media United States to name its network service as the “Hallmark Channel.”  The agreement contains usage standards, which limit certain types of programming and programming content aired on Crown Media United States’ network. Crown Media United States also has a similar trademark license agreement with Hallmark Licensing, Inc., which is effective January 1, 2004, and expires September 1, 2007, to permit the use of the Hallmark trademark in the name of the “Hallmark Movie Channel”.

Under the agreement, if Hallmark Cards notifies us in writing that it has determined that we have failed to comply with the usage standards set forth in the agreement or have otherwise breached our obligations under the agreement, we are required to stop any non-complying activity within 10 days of that notice or we may be in default of the agreement. We also may be in default if Hallmark Cards delivers such a written notice to us with respect to its standards three or more times in any 12-month period. In addition, there may be a default under the agreement if we fail to cure any breach of the program agreement with RHI Entertainment Distribution, if we fail to make any payments due under loan agreements within five days of the due date, or if we receive an opinion from our auditors that shows that we no longer are a going concern.

The license agreements can be terminated immediately and without notice if we transfer in any way our rights under the license agreements, if we have an event of default under the agreement or in events of bankruptcy, insolvency or similar proceedings.

Tax Sharing Agreement

On March 11, 2003, Crown Media Holdings became a member of Hallmark Cards consolidated federal tax group and entered into the Tax Sharing Agreement with Hallmark Cards. Hallmark Cards includes Crown Media Holdings in its consolidated federal income tax return.  Accordingly, Hallmark Cards has benefited from past tax losses and may benefit from future tax losses, which may be generated by Crown Media Holdings. Based on the Tax Sharing Agreement, Hallmark Cards has agreed to pay Crown Media Holdings all of the benefits realized by Hallmark Cards as a result of including Crown Media Holdings in its consolidated income tax return. These benefits are estimated and paid 75% in cash on a quarterly basis and the balance when Crown Media Holdings becomes a    federal taxpayer. Under the Tax Sharing Agreement, at Hallmark Cards’ option, this 25% balance may also be applied as an offset against any amounts owed by Crown Media Holdings to any member of the Hallmark Cards    consolidated group under any loan, line of credit or other payable, subject to any limitations under any loan indentures or contracts restricting such offsets.

An independent member of the Board of Directors of Crown Media Holdings, with advice of independent counsel approved Crown Media Holdings’ entering into the Tax Sharing Agreement.

The Company received $56.1 million (including the $30.0 million offset to intercompany debt during the third quarter of 2005) and $30.0 million (including the $18.0 million offset to intercompany debt during the third quarter of 2006) under the Tax Sharing Agreement during 2005 and 2006, respectively.

Certain Business Relationships and Conflicts of Interest

Hallmark Entertainment Investments controls a majority of our outstanding shares of Class A Common Stock and all of our outstanding shares of Class B common stock, representing approximately 95.8% of the voting power on all matters submitted to our stockholders. Hallmark Entertainment Investments’ control could discourage others from initiating potential merger, takeover or other change of control transactions that may otherwise be beneficial to our businesses or holders of Class A common stock. As a result, the market price of our Class A common stock or our business could suffer.

Hallmark Entertainment Investments’ control relationship with us also could give rise to conflicts of interest, including:

•                                          conflicts between Hallmark Entertainment Investments, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

•                                          conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Hallmark Entertainment Investments or its other affiliates, on the other hand; or

•                                          conflicts related to existing or new contractual relationships between us, on the one hand, and Hallmark Entertainment Investments and its affiliates, on the other hand.

In addition, our directors, who are also officers or directors of Hallmark Entertainment Investments or its affiliates, will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us.

Our certificate of incorporation provides that Hallmark Cards will have no duty to refrain from engaging in activities or lines of business that are the same as or similar to the activities or lines of business in which we engage, and neither Hallmark Cards nor any officer or director of Hallmark Cards, except as provided below, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark Cards. In the event that Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark Cards and us, Hallmark Cards will have no duty to communicate or offer that corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Hallmark Cards pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not communicate information regarding that corporate opportunity to us.

In the event that one of our directors or officers who is also a director or officer of Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Hallmark Cards, that director or officer will have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

•                                          a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Hallmark Cards, will belong to us;

•                                          a corporate opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of Hallmark Cards, will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our directors, and otherwise will belong to Hallmark Cards; and

•                                          a corporate opportunity offered to any person who is one of our officers and an officer of Hallmark Cards will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our officers, and otherwise will belong to Hallmark Cards.

For purposes of the policy:

•                                          a director who is our Chairman of the Board or Chairman of a committee of the Board will not be deemed to be one of our officers by reason of holding that position, unless that person is one of our full-time employees;

•                                          references to us shall mean us and all corporations, partnerships, joint ventures, associations and other entities in which we beneficially own, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

•                                          the term “Hallmark Cards” means Hallmark Cards and all corporations, partnerships, joint ventures, associations and other entities, other than us, as we are defined in this paragraph, in which Hallmark Cards beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

The foregoing provisions of our certificate of incorporation will expire on the date that Hallmark Cards ceases to own beneficially common stock representing at least 20% of the total voting power of all of our classes of outstanding capital stock and no person who is one of our directors or officers is also a director or officer of Hallmark Cards or any of its subsidiaries.

Other than as disclosed above and under “—Stockholders Agreement and Registration Rights,” there are no specific policies in place with respect to any conflicts that may arise. We expect conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law.

Transactions with JP Morgan Chase Bank

We have a credit agreement with a syndicate of banks lead by JP Morgan Chase Bank providing a secured line of credit and term loan of up to a total of $130.0 million due May 31, 2008 as described above. As part of this credit facility, JP Morgan Chase Bank originally committed to lend to us up to $45.0 million, which was first reduced to $31.0 million and subsequently reduced to $29.0 million. At December 31, 2005 and 2006, JP Morgan Chase Bank had outstanding loans to us under the line of credit of $29.6 million and $24.6 million, respectively. Each loan under the credit facility bears interest at a Eurodollar rate or an alternate base rate as we may request at the time of borrowing in accordance with the credit agreement. We are required to pay a commitment fee of 0.2% per annum of the committed, but not outstanding, amounts under the revolving credit facility, payable in quarterly installments. This commitment fee was 0.5% per annum prior to an amendment effective March 2005. We paid a total of $10.3 million in interest and $125,000 in fees to JP Morgan Chase Bank under the credit facility for the year ended December 31, 2005. We paid a total of $12.8 million in interest and $125,000 in fees to JP Morgan Chase Bank under the credit facility for the year ended December 31, 2006.

JP Morgan Chase Bank was our related party as a result of an executive officer being on the Board of the Company. This director resigned from the Company’s board in August 2006. The JP Morgan Chase Bank may also be considered a related party because of the interest of JP Morgan in Hallmark Entertainment Investments.

AUDIT COMMITTEE

Report of the Audit Committee

Management is responsible for the Company’s internal controls, and the Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on the financial statements.  The Audit Committee has general oversight responsibility with respect to these matters.  The Audit Committee reviews the results and scope of the audit conducted by the Company’s independent auditors.

The Audit Committee has met and held discussions with our management and independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.  The Audit Committee has:

•                  reviewed and discussed the audited financial statements with management;

•                  discussed with the independent auditors the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•                  received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.

Based on the Audit Committee’s review and discussions detailed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE:

A. Drue Jennings, Chairman
Herbert Granath
Peter A. Lund

The preceding information under the caption “Report of the Audit Committee” shall be deemed to be “furnished” but not “filed” with the Securities and Exchange Commission.

Pre-Approval Policy and Procedures for Services of Independent Public Accountants

As part of its duties under the Audit Committee Charter, the Audit Committee annually pre-approves all audit and non-audit services performed by the Company’s auditors in order to assure that the auditors are independent from the Company.  If a type of service to be provided by the auditors has not been pre-approved during this annual process, the Audit Committee pre-approves such service on a case-by-case basis.  The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the auditors.

Appointment of Auditors for 2007

The Audit Committee of our Board engaged KPMG LLP to serve as our independent public accountant for the year ending December 31, 2007.  We expect representatives of KPMG LLP to attend the annual meeting, be available to respond to appropriate questions from stockholders and be given an opportunity to speak, if desired.

Audit Fees

The following table presents aggregate fees billed for professional services rendered by KPMG LLP, our principal accountant in fiscal years 2005 and 2006:

	Fiscal Year
Type of Fee	2005	2006
Audit Fees(1)	$1,359,157	1,487,989
Audit-Related Fees	—	—
Tax Fees(2)	2,975	—
All Other Fees(3)	192,427	—

Total Fees	$1,554,559	1,487,989

(1)                                  Audit Fees are for the audit of our annual financial statements, review of financial statements included in our Forms 10-Q and services rendered in connection with management’s assessment of internal controls over financial reporting and the related report in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

(2)                                  Tax Fees are for services rendered in connection with tax advice and filing of certain tax forms.

(3)                                  All Other Fees are for services rendered in connection with the Company’s sale of its international operations in 2004 and 2005.

SUBMISSION OF STOCKHOLDER PROPOSALS

The deadline for submitting stockholder proposals consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), for inclusion in the proxy statement for the next annual meeting is January 18, 2008.

Our bylaws provide that any stockholder wishing to bring any nomination or other business before an annual meeting must give timely notice in proper written form to the Company Secretary not less than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, to be timely, the stockholder notice must be received not later than the close of business on the 90th day and not earlier than the 120th day prior to such annual meeting, or by the 10th day after public disclosure of the date of the annual meeting. For the Company’s year 2008 annual meeting, notice must be received by March 29, 2008.  The notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person’s written consent to being named and to serving, if elected, as a director), (b) as to any other business proposed to be brought before the meeting, a brief description of and the reasons for the business, and any material interest of the person bringing the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of, and the class and number of shares owned by, the stockholder and any beneficial owner.

OTHER BUSINESS

The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors

	/s/	BRIAN E. GARDNER
BRIAN E. GARDNER
Secretary
May 17, 2007

APPENDIX A

CROWN MEDIA HOLDINGS, INC.
COMPENSATION COMMITTEE CHARTER

l.            Purpose

The Compensation Committee (the “Committee”) is a committee of the Board of Directors of Crown Media Holdings, Inc. (the “Company”).  The Committee shall have the authority to determine and review the compensation of the Company’s executive officers, its directors and any other employees of the Company as the Committee elects.  The Committee shall also prepare a report on executive compensation for inclusion in the Company’s annual proxy statement.

II.           Organization

The Committee shall be comprised of at least three members.  Committee members shall be elected by the Board and the members shall serve until their successors shall be duly elected and qualified.  The Committee’s Chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairperson by vote of a majority of the full Committee.  The Committee may form and delegate authority to subcommittees when appropriate.

III.         Responsibilities

The Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

1.                                       Review and approve employment agreements for Company employees providing for guaranteed compensation in excess of $500,000 per year.

2.                                       Review and approve annual bonus awards.

3.                                       Review and recommend to the Board any material employee compensation plan.

4.                                       Review and approve any proposed grants of awards under a material employee compensation plan and exercise such other power and authority as may be permitted or required under such plans.

5.                                       Produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

6.                                       Review and approve any compensation to members of the Board.

7.                                       Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

8.                                       Perform such other duties as may be delegated to it by the Board from time to time.

IV.         Meetings

The Committee will meet as often as necessary to carry out its responsibilities.  Reports of meetings of the Committee shall be made to the Board at its next regularly scheduled meeting following the Committee meeting.

V.          Committee Resources

The Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain special legal, accounting or other consultants to advise the Committee.  The Committee shall determine the extent of funding necessary for the payment of compensation to any consultant retained to advise the Committee.

Form of Proxy

CROWN MEDIA HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 28, 2007
4:00 p.m.

Sheraton New York Hotel & Towers
811 Seventh Avenue
New York, New York 10019

PROXY

The Board solicits this proxy for use at the Annual Meeting on June 28, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Board’s nominees and “For” Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Henry S. Schleiff and Brian C. Stewart, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

The Board Recommends a Vote “FOR” the Board’s nominees.

1.                  Election of Directors:

☐  FOR all nominees listed below (except as marked to the contrary below)

☐  WITHHOLD AUTHORITY to vote for all nominees listed below

Wilford V. Bane, Jr.	Glenn Curtis	Fred M. Dressler	Brian E. Gardner
Herbert A. Granath	David E. Hall	Donald J. Hall, Jr.	Irvine O. Hockaday, Jr.
Anil Jagtiani	A. Drue Jennings	Peter A. Lund	Henry S. Schleiff
Deanne R. Stedem

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE’S NAME ON THE LINE IMMEDIATELY BELOW.)

2. Approval of Chief Executive Officer’s and Other Executive Officers’ Performance-Based Compensation	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.             In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” THE BOARD’S NOMINEES AND “FOR” PROPOSAL 2.

Address Change?  Mark Box ☐
Indicate changes below:

Dated:	, 2007

Signature

Signature if held jointly

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

COMPANY #
CONTROL #

Voting Instructions

There are three ways to vote your Proxy: by telephone, via the Internet or by mail. The telephone and Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore you should follow the voting instructions on the form you receive from your bank or broker.

Vote by Telephone

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week by calling 1-800-435-6710. Have your proxy card in hand when you call. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the recorded instructions.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is 11:59 p.m. EDT on June 27, 2007.

Vote Via the Internet

Log on to the Internet and go to the web site http://www.eproxy.com/crwn 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the instructions provided.

If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you are solely responsible. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for Internet voting is 11:59 p.m. EDT on June 27, 2007.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope provided so that it is received by June 27, 2007.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by telephone or the Internet, please do NOT mail your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.